Execution Version

PURCHASE AND SALE AGREEMENT
DATED JULY 31, 2019,
BY AND BETWEEN
LILIS ENERGY, INC.,
AS SELLER,
AND
WINKLER LEA WI, L.P.,
AS BUYER

8266176

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 SALE AND TRANSFER OF CONVEYED ASSETS; CLOSING		18
2.01	Conveyed Assets.	18
2.02	Purchase Price.	18
2.03	Closing.	19
2.04	Closing Obligations.	19
2.05	Allocations and Adjustments.	20
2.06	Assumption.	22
2.07	Allocation of Purchase Price; Tax Allocation.	23
2.08	Required Consent.	23
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		24
3.01	Organization and Good Standing.	25
3.02	Authority; No Conflict.	25
3.03	Bankruptcy.	25
3.04	Taxes.	25
3.05	Legal Proceedings.	26
3.06	Brokers.	26
3.07	Material Contracts.	26
3.08	Governmental Authorizations	26
3.09	No Violations of Laws	26
3.10	Required Consents and Preferential Purchase Rights.	27
3.11	Compliance with Leases.	27
3.12	Royalties	27
3.13	No Prepayments	27
3.14	AFEs	27
3.15	Drilling Obligations	27
3.16	Environmental Matters	27
3.17	Bonds and Credit Support	28
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		28
4.01	Organization and Good Standing.	28
4.02	Authority; No Conflict.	28
4.03	Legal Proceedings.	29
4.04	Governmental Consent.	29
4.05	Accredited Investor.	29
4.06	Basis of Buyer’s Decision.	29
4.07	Brokers.	29
4.08	Financial Ability.	29
4.09	Bankruptcy.	30

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ARTICLE 5 INDEMNIFICATION; REMEDIES; DISCLAIMER		30
5.01	Survival.	30
5.02	Indemnification by Seller.	31
5.03	Indemnification by Buyer.	32
5.04	Time Limitations.	32
5.05	Limitations on Indemnification.	33
5.06	Indemnification Actions	34
5.07	Disclaimer.	35
5.08	Compliance With Express Negligence Test	37
5.09	Limitations of Liability.	37
5.10	Waiver of Right of Rescission.	37
ARTICLE 6 DEVELOPMENT COVENANTS		37
6.01	Development of the Joint Assets.	37
6.02	Operations.	39
6.03	Repurchase Right.	40
6.04	Transfer Restrictions.	41
6.05	Tag Along Right.	43
6.06	Drag-Along Right.	44
6.07	Marketing.	45
6.08	Covenant Running With the Land.	48
ARTICLE 7 GENERAL PROVISIONS		48
7.01	Records.	48
7.02	Expenses and Tax Partnership.	48
7.03	Notices.	51
7.04	Further Assurances.	52
7.05	No Waiver.	52
7.06	Entire Agreement.	52
7.07	Assignments, Successors, and No Third-Party Rights.	52
7.08	Severability.	53
7.09	Article and Section Headings, Construction.	53
7.10	Governing Law.	54
7.11	Counterparts.	54
7.12	Confidentiality.	54
7.13	Specific Performance	55
7.14	Amendment	55
7.15	Rule Against Perpetuities	55
7.16	No Recourse	55
7.17	Waiver of Consumer Rights	56

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EXHIBITS AND SCHEDULES

Exhibit “A”	Leases

Exhibit “A-1”	Units

Exhibit “B”	Specified Conveyed Wells

Exhibit “C”	Surface Rights

Exhibit “D”	Excluded Wellbores

Exhibit “E”	Form of Assignment and Bill of Sale

Exhibit “F”	Development Plan

Exhibit “G”	Form of Memorandum

Schedule 1.01	Certain Permitted Encumbrances

Schedule 3.02(b)	No Conflict

Schedule 3.05	Legal Proceedings

Schedule 3.07	Material Contracts
Schedule 3.09        Violations of Laws
Schedule 3.10        Required Consents and Preferential Purchase Rights
Schedule 3.15        Drilling Obligations
Schedule 3.16(a)    Environmental Matters
Schedule 3.16(b)    Environmental Notices
Schedule 3.17        Bonds and Credit Support
Schedule 6.01(a)    Current AFEs

iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is executed as of July 31, 2019 (the “Closing Date”), by and between LILIS ENERGY, INC., a Nevada corporation (“Seller”), and WINKLER LEA WI, L.P., a Delaware limited partnership (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
RECITAL
Seller desires to sell, and Buyer desires to purchase, an undivided forty-nine percent (49%) interest in and to Seller’s interests in certain oil, gas, and mineral properties and related assets and contracts described herein for the consideration and on the terms and conditions set forth in this Agreement.
AGREEMENT
For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:
“Affiliate” – means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” – as defined in the preamble to this Agreement.
“Asset Costs” – the following aggregate costs paid by Buyer with respect to the acquisition, ownership, operation and development of the Conveyed Assets (without duplication): (i) the final, adjusted Purchase Price paid hereunder; (ii) any and all Development Costs incurred in connection with Drilling, Completing and Equipping Commitment Wells (including the Buyer Pre-Funded Amount); and (iii) any and all operating expenses (including lease operating expenses) incurred by Buyer with respect to the Commitment Wells.
“Asset Taxes” – ad valorem, property, excise, sales, use, severance, production or similar Taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Bodies in connection with such taxes) based upon operation or ownership of the Conveyed Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, franchise, and similar Taxes and Transfer Taxes.
“Assets” – all of Seller’s right, title, and interest in, to, and under the following, in each case, except to the extent constituting Excluded Assets:
(a)the oil, gas, and mineral leases described on Exhibit “A”, and any amendments, extensions, renewals, and/or ratifications thereof, whether or not such instruments are described on Exhibit “A”, together with all interest derived from such leases in or to the lands covered thereby, and all interests, tenements, hereditaments, and appurtenances belonging to or derived from such leases, including royalty interests, overriding royalty interests, working interests, net profits interests, production payments, carried interests, reversionary interests, operating rights, record title and other oil and gas interests of any kind or character (the “Leases”);
(b)    all unitization, pooling and/or communitization agreements, declarations or designations, and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Leases or the lands covered thereby, and the properties covered or units created thereby;
(c)    the Wells described on Exhibit “B” (the “Specified Conveyed Wells”);
(d)    to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), any easement, permit, license, servitude, right-of-way, surface lease, franchise or other surface right or estate that primarily relates to or is otherwise used in connection with any of the Assets, including the easements, permits, licenses, servitudes, rights of way, surface leases and surface rights described on Exhibit “C” (the “Surface Rights”);
(e)    all Hydrocarbons produced from or attributable to the Assets from and after the Effective Time and the proceeds therefrom;
(f)    any Lease Owned equipment, tangible personal property, fixtures, inventory, improvements, machinery, gathering lines, water lines, radio lines, telephone lines, and facilities owned or held for use in connection with the operation, production, treating, storing, transportation or marketing of Hydrocarbons from the Specified Conveyed Wells or the Leases (the “Equipment”);
(g)    any written or oral contract, agreement, or instrument to which Seller is a party (or is a successor or assignee of a Person) to the extent that such contract, agreement or instrument binds or burdens any of the Assets, and that will be binding on Buyer or the Assets after the Closing (which, for the avoidance of doubt, does not include any master service agreements), including operating agreements; unitization, pooling, and communitization agreements, declarations, and orders; joint venture agreements; farmin and farmout agreements; exploration agreements; area of mutual interest agreements; participation agreements; exchange agreements; transportation or gathering agreements; agreements for the sale and purchase of Hydrocarbons; processing agreements; and marketing agreements, including those listed on Schedule 3.07, but excluding the Leases and Surface Rights (the “Contracts”); and
(h)    excluding the Excluded Records, copies of all files (whether in digital or electronic format), including the title files; abstracts of title; title opinions; title information; title commitments; land surveys; maps; data; correspondence; environmental and regulatory files and reports; engineering and production files, well logs and well tests, in each case, to the extent pertaining to the Specified Conveyed Wells; accounting files relating directly to the Leases; Asset Tax records; division of interest computer printouts; and all other files, documents, materials, information, instruments, books and records of every kind and description in Seller’s or any of its Affiliates’ possession or control to the extent the same directly affect, concern, pertain or relate to, or are used directly in connection with, the Assets (the “Records”).
2    “Associated Agreements” means the JOAs and the Tax Partnership Agreement, each inclusive of all Exhibits and Schedules, and all other contracts, documents, and instruments entered into between the Parties in connection with the Contemplated Transactions, other than the Instrument of Conveyance.
“Assumed Liabilities” – as defined in Section 2.06.
“Breach” – a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.
“Buyer” – as defined in the preamble to this Agreement.
“Buyer Group” – Buyer and its Affiliates, and any of their respective Representatives.
“Buyer Pre-Funded Amount” – an amount equal to $17,054,883.00 to be funded by Buyer on the Closing Date, such amount being the full and final amount of Buyer’s share of Development Costs for the Commitment Wells as provided in the Current AFEs.
“Buyer Production” – as defined in Section 6.07(a).

“Buyer Transaction Expense Amount” – all reasonable, out-of-pocket and documented Third Party transaction expenses paid by Buyer to its legal, title and environmental advisors in connection with the negotiation and execution of this Agreement, in the amount specified to Seller in writing prior to Closing.
“Claim” – as defined in Section 5.06(a).
“Claim Notice” – as defined in Section 5.06(a).
“Closing” – the closing of the Contemplated Transactions.
“Closing Date” – as defined in the preamble to this Agreement.
“Code” – the Internal Revenue Code of 1986, as amended.
“Commitment Well Period” – the period commencing on the Closing Date and ending on such date as all of the Commitment Wells have been either continuously producing for not less than thirty (30) days or have been permanently plugged and abandoned.
“Commitment Wells” – those certain five (5) Wells more particularly described in the Current AFE(s) to be Drilled, Completed and Equipped pursuant to the Development Plan, including the Specified Conveyed Wells.
“Complete” – any activity related to preparing a Well drilled to total depth (or to the terminus of a horizontal well) for production, including, without limitation, installation of production casing, perforating, conducting fracture stimulation and drilling out of fracture plugs or, in the event such Well is not completed as a Well capable of producing in paying quantities, plugging such Well, including restoring and reseeding of the Well location and any associated roads as required by Legal Requirement, lease, or contract; and the words “Completing”, “Completed” and “Completion” have meanings correlative thereto.
“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:
(a)the sale of the Conveyed Assets by Seller to Buyer;
(b)the performance by the Parties of their respective covenants and obligations under this Agreement, including the execution of the Instrument of Conveyance and any other transaction documents contemplated by this Agreement; and
(c)Buyer’s acquisition, ownership, and exercise of control over the Conveyed Assets.

“Contract” – as defined in the definition of “Assets”. For clarification, the term “Contracts” does not include the Leases or the Surface Rights.
“Control” – possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action of a Person through the (a) ownership of fifty percent (50%) or more of the Person’s voting rights; (b) pursuant to a written agreement or contract, a majority of membership in management or in the group appointing or electing management; or (c) otherwise a majority of control through formal or informal arrangements or business relationships, and the corresponding terms “Controlling,” “Controlled by” and “under common Control with” shall have their correlative meanings.
“Conveyed Assets” – as defined in Section 2.01.
“Conveyed Interest Percentage” – as defined in Section 2.01.
“Current AFEs” – as defined in Section 6.01(a).
“Customary Post-Closing Consent” – as defined in the definition of “Permitted Encumbrances.”
“Damages” – any and all claims, demands, causes of action, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any reasonable attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.
“Defensible Title” – title of Seller with respect to the Units that, as of the Effective Time and as of Closing, and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:
(a)with respect to each Unit (subject to any reservations, limitations or depth restrictions described in Exhibits “A” and “A-1” for such Unit), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit “A-1” for such Unit throughout the productive life of the Leases located in such Unit;
(b)with respect to each Unit, entitles Seller to not less than the Net Acres set forth on Exhibit “A-1” for such Unit (subject to any reservations, limitations or depth restrictions described in Exhibits “A” and “A-1” for such Unit); and
(c)is free and clear of all Encumbrances.
“Development Costs” – the actual expenses for each item of cost to Drill, Complete and Equip the Commitment Wells. “Development Costs” shall include the actual expenses relating to artificial lift and any other equipment, facilities and activities necessary to bring the Commitment Wells to the point of first sale or custody transfer to a Third Party gathering system, but shall not include any lease operating expenses.

“Development Plan” – as defined in Section 6.01(a).
“Drag Notice” – as defined in Section 6.06(a).
“Drag-Along Sale” as defined in Section 6.06(a).
“Dragged Interest” – as defined in Section 6.06(a).
“Drill” – any activity related to moving in, rigging up, drilling, logging and testing a Well, including, but not limited to, constructing and upgrading access roads, obtaining and preparing the drillsite, obtaining permits and division order or drill site title opinions, obtaining drilling contractor services and consultants necessary for the drilling of a Well, obtaining mud, chemicals, pipe and supplies, and any other activities related to the foregoing; and the words “Drilling” and “Drilled” have meanings correlative thereto.
“Effective Time” means 12:02 a.m. central time on July 1, 2019.
“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other similar arrangement or other encumbrance of any kind.
“Environmental Law” – any applicable Legal Requirement relating to pollution or protection of the environment, health (as such relates to exposure to Hazardous Materials), wildlife or natural resources, or the use, storage, emission, discharge, clean-up, release, or threatened release of Hazardous Materials on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Legal Requirements.
“Equip” – any activity related to equipping a Well, including installing tubing and any other equipment or activities required to bring such Well to first sale or custody transfer to a Third Party gathering system, including artificial lift; and the words “Equipping” and “Equipped” have meanings correlative thereto.
“Equipment” – as defined in the definition of “Assets”.
“Excluded Assets” – the following assets, which are not included in the Contemplated Transactions:
(a)    except to the extent related to the Assumed Liabilities, all accounts receivable (or other amounts due and payable to Seller or its Affiliates), audit rights, claims and causes of action of Seller or its Affiliates (i) arising from acts, omissions, or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time, (ii) arising under or with respect to any of the Contracts or otherwise with respect to the Assets that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (iii) relating to the Retained Obligations or any other matter for which Seller is obligated to indemnify Buyer hereunder; or (iv) with respect to the other Excluded Assets;
(b)    all rights, titles, claims, and interests of Seller or its Affiliates (except to the extent related to the Assumed Liabilities) (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets prior to the Effective Time or (ii) relating to the Retained Obligations; in each case, (x) under any policy or agreement of insurance or indemnity held by, or in favor of, Seller or its Affiliates, (y) under any bond, or (z) to any insurance or condemnation proceeds or awards;
(c)    claims of Seller or its Affiliates for, and rights of Seller or its Affiliates to, refunds of or loss carry forwards to of any (i) Asset Taxes attributable to any period prior to the Effective Time, (ii) income, franchise or similar Taxes, or (iii) any Taxes attributable to the Excluded Assets;
(d)    all Hydrocarbons produced from or attributable to the Assets prior to the Effective Time and the proceeds therefrom;
(e)    all of Seller’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(f)    all of Seller’s and its Affiliates’ buildings, offices, improvements, appurtenances, field offices and yards;
(g)    all other non-Lease Owned personal property of Seller and its Affiliates, including drilling rigs and related equipment, work over rigs and related equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, vehicles, rolling stock, compressors, gathering lines and systems, salt water disposal wells, systems and related assets, fresh water wells, system and related assets, flow lines, terminals, gas processing and gathering line compression facilities, tubing, pumps, motors, gauges, valves, and all other non-Lease Owned systems, equipment, inventory, machinery, tools, machinery and equipment, and all rights of way, easements and other contracts solely to the extent relating to the ownership, operation or maintenance of any of the foregoing;
(h)    all Excluded Records;
(i)    all of Seller’s right, title and interest in and to the Assets other than the Conveyed Assets (collectively, the “Retained Assets”);
(j)    other than the Specified Conveyed Wells, all of Seller’s right, title and interest in and to any Wells in existence as of the Effective Time (such interest in such Wells, including the Wells set forth in Exhibit “D”, the “Excluded Wellbores”), and (i) all Hydrocarbons

produced therefrom or allocated thereto and all proceeds therefrom, and (ii) all equipment, tangible personal property, fixtures, inventory, improvements, machinery, gathering lines, water lines, radio lines, telephone lines, and facilities owned or held for use solely in connection with the operation, production, treating, storing, transportation or marketing of Hydrocarbons therefrom; and
(k)    any Assets excluded from the transactions contemplated hereunder pursuant to the terms of this Agreement.
“Excluded Records” – any: (a) records that Seller is prohibited from disclosing to Buyer by applicable Legal Requirements or confidentiality or similar arrangements under written agreements with Persons that are not Affiliates of Seller (provided that Seller shall use commercially reasonable efforts to obtain waivers of any such confidentiality arrangements, at no cost and expense to Seller); (b) records protected by an attorney-client privilege (excluding title opinions); (c) agreements and correspondence between Seller or any of its Affiliates and any of their Representatives, including any such agreements and correspondence relating to the Contemplated Transactions; (d) all documents prepared or correspondence received by Seller or its Affiliates with respect to proposals submitted by purchasers other than Buyer for the purchase of the Assets or of analyses of the Assets or any such proposals; (e) Seller’s and its Affiliates’ corporate minute books, corporate, financial income and franchise Tax and legal records (including any documents that may be protected by an attorney-client privilege), and other business records, information or data to the extent related to any Excluded Assets or to Seller’s business generally and not primarily to the Assets; and (f) all Geological and Geophysical Information.
“Excluded Wellbores” – as defined in the definition of “Excluded Assets”.
“Final Settlement Statement” – as defined in Section 2.05(c).
“Force Majeure” – any cause, condition, circumstance or event not reasonably within the control of the Party, and that does not result from the gross negligence or willful misconduct of the Party, whose performance is sought to be excused thereby that cannot, despite the exercise of commercially reasonable remediation or mitigation efforts, be prevented, avoided or removed and that prevents or delays the total or partial performance of obligations of the affected Party under this Agreement. The following causes and events (the list of which is not exhaustive, nor intended to limit by kind or category) will be considered Force Majeure to the extent such causes and events present the characteristics described above: acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public enemy, terrorism, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, hail storms, earthquakes, fires, tornadoes, hurricanes, winter storms, floods, washouts and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems or other related facilities; arrests, orders, requests, directives, restraints and requirements of governments and Governmental Bodies; any application of government conservation or curtailment rules and regulations; explosions, sabotage, breakage or accidents to equipment, machinery, gathering systems, plants, facilities or lines of pipe; outages (shutdown) for the making of repairs, alterations, relocations or inspections; inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, Third Party contractual breaches, or any other causes, whether of the kind enumerated herein or otherwise that present the characteristics described above. Such term will likewise include, in those instances where either Party is required to obtain or procure servitudes, rights-of-way, grants, equipment, or Third Party services to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire or procure, or delays on the part of such Party in acquiring or procuring, after the exercise of its commercially reasonable efforts, such servitudes, rights-of-way, grants, equipment, or Third Party services or reasonably equivalent substitutes therefor, and in those instances where either Party is required to secure permits or permissions from any Governmental Body to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence and its commercially reasonable efforts, such Permits and permissions. “Force Majeure” also includes any event of force majeure or other interruption occurring with respect to services of either Party’s Affiliates or Third Party service providers providing a service or providing any equipment, goods, supplies, or other services or items, in each case, necessary to the performance of such Party’s obligations hereunder; provided that such event or other interruption is not reasonably within the control of such Party, does not result from the gross negligence or willful misconduct of such Party, and cannot, despite the exercise of commercially reasonable remediation or mitigation efforts, be prevented or avoided.
“Fundamental Representations” – as defined in Section 5.01(a)(i).
“Geological and Geophysical Information” – data, core and fluid samples and other engineering, geological and/or geophysical studies (including seismic data, studies, analyses, interpretations and information), and other similar information and records, in each case relating to the Assets.
“Governmental Authorization” – any approval, consent, license, permit, registration, franchise, order, variance, exemption, waiver, consent or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” – any federal, state, county, local, tribal, municipal, or other government authority or judicial or regulatory agency or instrumentality exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Materials” – any: (a) chemical, constituents, material, pollutant, contaminant, substance, or waste that (i) is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (ii) is regulated by any Governmental Body or Environmental Law due to its dangerous, deleterious, hazardous or toxic characteristics; (b)

asbestos containing material, lead-based paint, polychlorinated biphenyls, radioactive materials or radon; and (c) petroleum, Hydrocarbons, or petroleum products.
“Hydrocarbons” – oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing.
“Instrument of Conveyance” – the Assignment and Bill of Sale substantially in the form of Exhibit “E” attached hereto. The foregoing Instrument of Conveyance shall be without warranty of title, whether express, implied, statutory, or otherwise, except that they shall include a special warranty of Defensible Title with respect to the Units as to claims arising by, through or under Seller or its Affiliates, but not otherwise, subject to the Permitted Encumbrances and the terms and provisions of this Agreement.
“Joint Assets” – at any given time following the execution of this Agreement and the delivery of the Instrument of Conveyance, the Leases (and the lands pooled or unitized therewith), Wells and other Assets conveyed hereunder in which both Seller and Buyer own an interest (including any such Wells Drilled, Equipped and Completed after the Closing Date, together with any equipment, facilities and related assets installed in connection therewith).
“Joint Operating Agreement” or “JOA” – the operating agreement entered into by the Parties pursuant to Section 6.02(b), and any other operating agreement governing operation of the Leases and lands pooled or unitized therewith.
“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Joseph Daches, Neal Rudderow and Austin Brooks. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Markus Specks.
“Lease Owned” – any personal property or fixture asset in which Seller owns an interest related to the current operation of a Well or Wells which was charged to the joint account of the working interest owners in such Well or Wells, excluding items considered part of overhead.
“Leases” – as defined in the definition of “Assets”.
“Legal Requirement” – any law, regulation, Order, constitution, ordinance, or rule, including rules of common law, statute, treaty, or other legally enforceable directive or requirement, or Environmental Law, in each case, of any Governmental Body.
“Marketer” – as defined in Section 6.07(a).
“Marketing Transaction” – as defined in Section 6.07(a).

“Material Contract” – any of the following:
(a)any Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller or Buyer with respect to the Assets of more than $250,000 over the term of such Contract (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(b)any Hydrocarbon purchase and sale, exchange, marketing, compression, gathering, transportation, processing, refining, or similar Contract (in each case) to which Seller is a party (or to which any portion of the Assets is subject) with respect to Hydrocarbons from the Assets that is not terminable without penalty on thirty (30) days’ or less notice;
(c)any Contract binding upon Seller to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Assets (other than the sale of Hydrocarbons in the ordinary course of business) after the Effective Time, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets (except where any such right of reassignment has already been triggered);
(d)any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest or similar Contracts;
(e)any Contract that is an indenture, mortgage, deed of trust, loan, credit or sale-leaseback or other guaranty of any obligation that will be binding on Buyer or the Conveyed Assets after the Closing;

(f)any Contract that constitutes a lease (other than the Leases) under which Seller is the lessor or the lessee of real, personal or movable property that is not terminable without penalty on thirty (30) days’ or less notice which will be binding on Buyer or on any of the Conveyed Assets after Closing, and which involves an annual base rental of more than $250,000;

(g)any Contract with any Affiliate of Seller that will be binding on Buyer or the Conveyed Assets after the Effective Time;
(h)any Contract that contains a call on production;
(i)any Contract that is a seismic or other geophysical acquisition or sharing agreement or license for which Buyer will be liable;
(j)any Contract where the primary purpose thereof was to indemnify another Person that will be binding on Buyer or the Conveyed Assets after the Closing; and
(k)any Contract that constitutes a joint or unit operating agreement, farmout agreement, pooling, communitizing or unitizing agreement or order, participation agreement, joint venture agreement, partnership agreement or similar Contract.

“Memorandum” – as defined in Section 6.08.
“Net Acres” – either of the following:
(a)as computed separately with respect to each Lease identified on Exhibit “A” (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit “A” for such Lease), (a) the gross number of acres in the lands covered by such Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands), multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract.  For example, if a Lease in which Seller owns an undivided fifty percent (50%) working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10); or
(b)as computed separately with respect to each Unit identified on Exhibit “A-1”, the total number of Net Acres owned by Seller in the Leases to the extent located within such Unit.
“Net Revenue Interest” – either of the following:
(a)with respect to a Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease (subject to any reservations, limitations or depth restrictions described in Exhibit “A” for such Lease), after satisfaction of all Royalties; or
(b)with respect to a Unit, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Unit, after satisfaction of all Royalties, based on the weighted average of the Net Revenue Interests of the Leases to the extent located within such Unit across the Net Acres covered by such Leases (subject to any reservations, limitations or depth restrictions described in Exhibits “A” and “A-1” for such Leases or Unit).
“No-Recourse Party” – as defined in Section 7.16.
“NORM” – naturally occurring radioactive material.
“Order” – any award, decision, injunction, judgment, order, ruling, decree, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles of incorporation and bylaws of a corporation, (b) the articles of organization and regulations of a limited liability company, (c) the certificate of limited partnership and limited partnership agreement of a limited partnership, and (d) any amendment to or restatement of any of the foregoing.
“Party” – as defined in the preamble to this Agreement.
“Permitted Encumbrance” – any of the following:
(a)the Varde ORRI and all other Royalties and similar burdens existing as of the Effective Time in the applicable County(ies) where a Lease is located if the net cumulative effect of such Royalties and similar burdens does not reduce the Net Revenue Interest of Seller with respect to any Unit to an amount less than the Net Revenue Interest set forth in Exhibit “A-1” for such Unit;
(b)all rights to consent by, required notices to, filings with or other actions of Governmental Bodies or any applicable Governmental Authorizations that are customarily obtained after closing in transactions of this nature (“Customary Post-Closing Consents”);
(c)any easement, permit, license, servitude, right-of-way, surface lease, franchise, plat restriction, restrictive covenant or condition, or other surface right or estate affecting the Assets to the extent the same do not (i) materially interfere with the ownership or use of the Assets as currently owned and operated for the purposes of exploring for, developing, producing or marketing Hydrocarbons from the lands covered thereby or (ii) reduce the Net Revenue Interest of Seller with respect to any Unit to an amount less than the Net Revenue Interest set forth in Exhibit “A-1” for such Unit;
(d)the terms and conditions (including liens arising thereunder in respect of any obligations that are not yet due or delinquent or for which the applicable holder thereof has not otherwise commenced enforcement proceedings) of the Leases, Surface Rights and Contracts to the extent the same do not (i) materially interfere with the ownership or use of the Assets as currently owned and operated for the purposes of exploring for, developing, producing or marketing Hydrocarbons from the lands covered thereby or (ii) reduce the Net Revenue Interest of Seller with respect to any Unit to an amount less than the Net Revenue Interest set forth in Exhibit “A-1” for such Unit;
(e)liens for Taxes that are not yet due or delinquent, or if delinquent that are being contested in good faith and described on Schedule 1.01;
(f)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or if delinquent that are being contested in good faith and described on Schedule 1.01;

(g)all Legal Requirements (including zoning, building and land use laws) and rights reserved to or vested in any Governmental Body to regulate the Assets, to terminate any right, power, franchise, license or permit afforded by such Governmental Body, or to purchase, condemn or expropriate any of the Assets;
(h)non-governmental Third Party Consents and Preferential Purchase Rights and similar rights;
(i)rights of tenants-in-common in and to the Assets;
(j)“free gas” arrangements under the terms of any oil and gas lease that is part of the Assets;
(k)calls on production under existing Contracts or other instruments affecting the Assets;
(l)limitations (including drilling and operating limitations) imposed on the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners);
(m)the Proceedings set forth on Schedule 3.05;
(n)defects or irregularities in the chain of title consisting of the failure to recite marital status, to the extent such failure has not resulted in another Person’s superior claim of title;
(o)defects that have been cured by possession under applicable statutes of limitation for adverse possession or the applicable period for prescription;
(p)defects arising out of a lack of evidence of entity authorization, to the extent the same has not resulted in another Person’s superior claim of title;
(q)excepting circumstances where such rights have already been triggered prior to the Closing Date, customary rights of reassignment arising upon final intention to abandon or release any of the Leases;
(r)all other defects or irregularities of title, if any, affecting the Assets which do not, individually or in the aggregate, (i) materially interfere with the ownership or use of the Assets for the purposes of exploring for, developing, producing or marketing Hydrocarbons from the lands covered thereby or (ii) reduce the Net Revenue Interest of Seller with respect to any Unit to an amount less than the Net Revenue Interest set forth in Exhibit “A-1” for such Unit; and
(s)any Encumbrance that is discharged by Seller or its Affiliates at or prior to Closing.

“Permitted Pledge” – the (a) Seller Permitted Pledge and (b) after the Closing, a Party’s entry into a permitted transfer under Section 6.04(e).
“Permitted Pledge Transfer” – any transfer made in connection with a secured party’s exercise of remedies under a Permitted Pledge or any transfer made after commencement of a bankruptcy or insolvency proceeding in connection with a Third Party’s exercise of its rights under the Permitted Pledge and approved by the court or tribunal having jurisdiction over such proceeding.
“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
“Post-Closing Amount” – as defined in Section 2.05(c).
“Post-Closing Date” – as defined in Section 2.05(c).
“Preferential Purchase Right” – any preferential right to purchase, right of first refusal, maintenance of uniform interest or similar right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(b), based upon the best information available at time of the Closing.
“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Property Costs” – as defined in Section 2.05(a).
“Purchase Price” – as defined in Section 2.02.
“Receiving Party” – as defined in Section 7.12.
“Records” – as defined in the definition of “Assets”.
“Recourse Parties” – as defined in Section 7.16.
“Representative” – with respect to a particular Person, any owner, stockholder, partner, member, controlling Person, director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Repurchase Price” – as defined in Section 6.03(b).

“Repurchase Right” – as defined in Section 6.03(a).
“Required Consent” – a Consent by a Third Party that (a) if not obtained prior to the assignment of a Lease or Well, would result in or give the holder thereof the right to (i) void or nullify the Instrument of Conveyance with respect to such Asset or (ii) terminate Seller’s interest in the Asset subject to such Consent; or (b) does not provide, by its express terms, that such Consent cannot be unreasonably withheld, conditioned or delayed; provided, however, “Required Consent” does not include any Customary Post-Closing Consent.
“Retained Asset” – as defined in the definition of “Excluded Assets”.
“Retained Obligations” – all Damages, known or unknown, (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Conveyed Assets to the extent arising from, relating to or attributable to periods prior to the Effective Time, but excluding any Damages, liabilities and obligations attributable to or resulting from the Specified Conveyed Wells, including (i) plugging, abandoning, decommissioning, dismantling and removing such Specified Conveyed Wells, and the pads, pits, gathering lines, pipelines, and other facilities, equipment and other personal property and fixtures located on or comprising part of the Conveyed Assets associated therewith; and (ii) to the extent related to the Specified Conveyed Wells, restoring the surface of the lands covered by the Conveyed Assets and any other obligations relating to the failure of such lands or the Conveyed Assets, or the ownership or operation thereof, to comply with Environmental Laws, including any and all obligations to bring the Conveyed Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Conveyed Assets); (b) with respect to any liability for Seller Taxes; (c) with respect to obligations payable to any Affiliate of Seller (other than in the ordinary course of business); and/or (d) for any Property Costs for which Seller is responsible pursuant to Section 2.05.
“Royalties” – royalties, overriding royalties, production payments, net profits interests, reversionary interests, and other burdens and encumbrances upon, measured by or payable out of production.
“Seller” – as defined in the preamble to this Agreement.
“Seller Change of Control” – any direct or indirect change in Control of Seller after the Closing Date (whether through merger, sale of shares and/or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees (other than any transfer to any Affiliates of Seller); provided that, a Seller Change of Control will be deemed not to have occurred if after such single transaction or series of related transactions Varde Partners, Inc. Controls Seller (whether as the owner of fifty percent (50%) or more of Seller’s voting rights or otherwise).
“Seller Group” – Seller and its Representatives, and any of their respective Affiliates.

“Seller Permitted Pledge” – the Encumbrances securing the indebtedness and obligations arising under that certain Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of October 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Seller, as borrower, BMO Harris Bank N.A., as administrative agent, and the lenders thereto, which burden Seller’s interest in the Joint Assets as of the Closing.
“Seller Production” – as defined in Section 6.07(a).
“Seller Taxes” – (a) income, franchise or similar Tax liability imposed by any applicable Legal Requirement on Seller, including without limitation any liability of Seller for such Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, (b) Asset Taxes allocable to Seller pursuant to Section 7.02(b), and (c) Taxes attributable to the Excluded Assets for any Tax period.
“Specified Conveyed Wells” – as defined in the definition of “Assets”.
“Straddle Period” – any tax period beginning before and ending on or after the Effective Time.
“Surface Rights” – as defined in the definition of “Assets”.
“Tag Notice” – as defined in Section 6.06(a).
“Tag-Along Sale” – as defined in Section 6.06(a).
“Tagged Interest” – as defined in Section 6.05(b).
“Target Time Parameter” – as defined in Exhibit “F”.
“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, profits, franchise, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, environmental (including taxes under Section 59A of the Code), capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, occupation, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines, or additions thereto; (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
“Tax Allocation” – as defined in Section 2.07(b).
“Tax Partnership” - as defined in Section 7.02(g).
“Tax Partnership Agreement” - as defined in Section 7.02(g).
“Tax Purposes” - as defined in Section 7.02(g).
“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Party” – any Person other than a Party to this Agreement or its Affiliates.
“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Person or any of its directors, officers or managers.
“Total Cash Consideration” – the sum of (a) the final adjusted Purchase Price, plus (b) the Buyer Pre-Funded Amount.
“Transfer” means any sale, assignment, conveyance, transfer or other disposition, voluntary or involuntary, by operation of law (including by merger or other business combination transaction) or otherwise, and whether effected directly by a Party or indirectly by sale or other disposition of equity interests in a Party or a Person that controls such Party; provided that a Permitted Pledge or Permitted Pledge Transfer shall not constitute a Transfer. When used as a verb, the term “Transfer” shall have a correlative meaning.
“Transfer Taxes” – any sales, use, transfer, stamp, documentary, registration, value-added, and similar Taxes (but excluding Taxes on gross or net income, gross receipts, or margin), and duties, levies, recording fees, and similar governmental charges imposed upon, or with respect to, the Contemplated Transactions, as well as any interest, penalty, or addition thereto, whether disputed or not.
“Units” – the pooled oil and gas units identified on Exhibit “A-1”.
“Varde ORRI” – that certain overriding royalty interest burdening the Leases assigned, granted and conveyed by Seller, as assignor, to Winkler Lea Royalty, L.P., as assignee, pursuant to that certain Purchase and Sale Agreement by and between Seller, as seller, and Winkler Lea Royalty, L.P., as buyer, such overriding royalty interest to take effect immediately prior to the Effective Time.

“Wells” – any oil, gas, water, CO2, injection and disposal or other well located on any of the lands covered by the Leases (or any lands pooled or unitized with the Leases), whether producing, shut-in, plugged or abandoned, including any Commitment Wells covered by the Development Plan.
ARTICLE 2
SALE AND TRANSFER OF CONVEYED ASSETS; CLOSING
2.01    Conveyed Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) to Buyer an undivided forty-nine percent (49%) of Seller’s right, title and interest (the “Conveyed Interest Percentage”) in and to the Assets (such Conveyed Interest Percentage in and to the Assets, the “Conveyed Assets”), and Buyer shall purchase, pay for, and accept the Conveyed Assets and assume the Assumed Liabilities. At Closing, and without limiting the obligations in Section 5.02 of this Agreement, beneficial ownership and the risk of loss of the Conveyed Assets will pass from Seller to Buyer effective from and after the Effective Time.

2.02        Purchase Price. Subject to any adjustments that may be made under Section 2.05, the purchase price for the Conveyed Assets will be $7,486,348 Dollars (the “Purchase Price”).

2.03    Closing. The Closing shall take place electronically at 10:00 a.m. local time in Houston, Texas on the Closing Date.
2.04    Closing Obligations. At the Closing:

(a)	Seller shall deliver or cause to be delivered to Buyer:

(i)	the Instrument of Conveyance executed and acknowledged by Seller in sufficient counterparts to facilitate recording in the applicable county real property records where the Assets are located;

(ii)	a properly executed certification, prepared in accordance with Treasury Regulations section 1.1445-2(b), of Seller’s non-foreign status;

(iii)
executed recorded or recordable releases of all liens and other security interests burdening the Conveyed Assets (other than Permitted Encumbrances) arising by, through or under Seller, in a form prepared by Seller and reasonably acceptable to Buyer;

(iv)	a written statement setting forth the Preliminary Amount and the adjustments resulting in such amount, signed by Seller;

(v)	possession of the Conveyed Assets;

(vi)	the Memorandum executed and acknowledged by Seller in sufficient counterparts to facilitate recording in the applicable county real property records where the Assets are located; and

(vii)	all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

(b)	Buyer shall deliver to Seller:

(i)
the Preliminary Amount and the Buyer Pre-Funded Amount, less the Buyer Transaction Expense Amount, by wire transfer to the account specified by Seller in a written notice provided to Buyer prior to Closing;

(ii)	the Instrument of Conveyance executed and acknowledged by Buyer in sufficient counterparts to facilitate recording in the applicable county real property records where the Assets are located;

(iii)	a written statement setting forth the Preliminary Amount and the adjustments resulting in such amount, signed by Buyer;

(iv)	the Memorandum executed and acknowledged by Buyer in sufficient counterparts to facilitate recording in the applicable county real property records where the Assets are located; and

(v)	all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.
2.05    Allocations and Adjustments.

(a)
Buyer shall be entitled to all rights of ownership, including revenues, production, proceeds, income, and products from or attributable to the Conveyed Assets, from and after the Effective Time, and to all other income, proceeds, receipts, and credits earned with respect to the Conveyed Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to), without duplication, (x) the Buyer Pre-Funded Amount (regardless of whether any portion of the Development Costs included in such Buyer Pre-Funded Amount are attributable to periods prior to, on or after the Effective Time), and further subject to the terms and conditions set forth in Section 6.01(e) and (y) all Property Costs attributable to the Conveyed Assets for the period from and after the Effective Time. Seller shall be entitled to all rights of ownership, including revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Conveyed Assets, prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) (1) all Property Costs attributable to the Conveyed Assets for the period prior to the Effective Time and (2) any and all Development Costs other than the

Buyer Pre-Funded Amount, and further subject to the terms and conditions set forth in Section 6.01(e), regardless of whether such Development Costs are incurred prior to, on or after the Effective Time. “Earned” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles (GAAP) and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” shall mean all operating expenses (including costs of insurance and title examination costs) and capital expenditures (other than the Development Costs, which are separately addressed in this Section 2.05(a) above) incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets and overhead costs charged to the Assets under the JOAs and other applicable operating agreements; provided that “Property Costs” shall not include (i) any Asset Taxes, (ii) costs, expenses or Damages for or related to personal injury, illness, death or property damage, other torts, private rights of action given under any Legal Requirement, breach of contract or violation of any Legal Requirement; (iii) without in any way obligating Seller to make any such payments, any amounts paid by Seller to obtain any Consent in connection with consummating the Contemplated Transactions; (iv) costs or expenses paid or incurred by Seller in eliminating, removing, curing, or otherwise addressing any title defects with respect to the Assets prior to the Closing Date; (v) obligations for plugging, abandoning, decommissioning, dismantling and removing Wells, pads, pits, gathering lines, pipelines, and other facilities, equipment and other personal property and fixtures located on or comprising part of the Assets; (vi) obligations for restoring the surface of the lands covered by the Assets and any other obligations relating to the failure of such lands or the Assets, or the ownership or operation thereof, to comply with Environmental Laws, including any and all obligations to bring the Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Assets); (vii) obligations to pay Royalties and other interest holders revenues or proceeds attributable to the sale of Hydrocarbons from the Assets or (viii) lease bonuses, broker fees, and other lease acquisition costs. For the avoidance of doubt, the Parties acknowledge that Asset Taxes shall be allocated in accordance with the provisions of Section 7.02(b). If, after the Closing Date, either Party receives any amounts owing to the other Party pursuant to this Section 2.05(a), such Party will promptly (any in any case within thirty (30) days following receipt thereof) remit such amounts to the other Party (other than any such amounts for which the Purchase Price has been adjusted at Closing or in the Final Settlement Statement, as applicable).

(b)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)	the aggregate amount of Hydrocarbon or other proceeds received by Buyer that arise out of the ownership or operation of the Conveyed

Assets prior to the Effective Time for which Seller would otherwise be entitled under Section 2.05(a);

(B)
the aggregate amount of all non-reimbursed Property Costs which are attributable to the Conveyed Assets, in each case, that are allocable to Buyer under Section 2.05(a) and that have been paid by Seller;

(C)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 7.02(b) but paid or otherwise economically borne by Seller; and

(D)	any other upward adjustment mutually agreed upon by the Parties; and

(ii)	decreased by the following amounts:

(A)
the aggregate amount of Hydrocarbon or other proceeds received by Seller that arise out of the ownership or operation of the Conveyed Assets from and after the Effective Time for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the aggregate amount of all non-reimbursed Property Costs which are attributable to the Conveyed Assets during the period prior to the Effective Time and that have been paid by Buyer;

(C)	the amount of all Asset Taxes allocable to Seller pursuant to Section 7.02(b) but paid or otherwise economically borne by Buyer; and

(D)	the amount of any other downward adjustment mutually agreed upon by the Parties.

(c)
Subject to the provisions of Article 5, as soon as practicable after the Closing, but no later than thirty (30) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments (including reasonable supporting data and documentation in Seller’s or its Affiliates’ possession or control to support Seller’s calculations) to reflect the final adjusted Purchase Price. The Final Settlement Statement shall become final and binding on the Parties on the 30th day following receipt by Buyer unless Buyer delivers to Seller on or before 5:00 p.m. Central Time on such date a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The Parties shall agree with respect to the amounts due pursuant to the post-Closing adjustment no later than seventy-five (75) days after the Closing Date (the “Post-Closing Date”). The Purchase Price, as adjusted on the Post-Closing Date with respect to such agreed-upon amounts, shall be called the “Post-Closing Amount.” If (i) the Post-Closing Amount is more than the Preliminary Amount, Buyer shall pay to Seller the amount of the difference; or (ii) the Post-Closing Amount is less than the Preliminary Amount, Seller shall pay to Buyer the amount of the difference. Such payment shall be made within five (5) Business Days after the Post-Closing Date by wire transfer of immediately available funds to an account specified in writing by Seller or Buyer, as applicable.
2.06    Assumption. From and after the Effective Time, Buyer shall assume, fulfill, perform, pay, and discharge, subject to the Retained Obligations and Seller’s indemnity obligations under Section 5.02 (subject to the limitations and restrictions in Article 5), any and all Damages, liabilities, and other obligations, known or unknown, attributable to or resulting from the use, maintenance, ownership or operation of the Conveyed Assets, whether arising from or attributable to periods prior to, from or after the Effective Time (the “Assumed Liabilities”), including any and all such Damages, liabilities, and other obligations attributable to or resulting from: (i) Property Costs allocable to Buyer that have not otherwise been accounted for as provided under Section 2.05; (ii) obligations imposed by any Legal Requirement or Governmental Body relating to the Conveyed Assets, or the terms and conditions of any Lease, Contract, Surface Right or other real property interest instrument or conveyance; (iii) plugging, abandoning, decommissioning, dismantling and removing Wells, pads, pits, gathering lines, pipelines, and other facilities, equipment and other personal property and fixtures located on or comprising part of the Conveyed Assets (but expressly excluding any of the Excluded Wellbores); (iv) restoring the surface of the lands covered by the Conveyed Assets and any other obligations relating to the failure of such lands or the Conveyed Assets, or the ownership or operation thereof, to comply with Environmental Laws, including any and all obligations to bring the Conveyed Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Conveyed Assets); (v) any act, omission, event, condition, or occurrence accruing before, at, or after the Effective Time relating to the Conveyed Assets; (vi) paying Royalties and other interest holders revenues or proceeds attributable to the sale of Hydrocarbons from the Conveyed Assets; and (vii) all Asset Taxes (subject to the allocation of such Asset Taxes as provided in this Agreement) and any and all Transfer Taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, if any, imposed or required in connection with the sale of the Conveyed Assets to Buyer or the filing or recording of all assignments related to the sale of the Conveyed Assets to Buyer; provided, however, that the Assumed Liabilities do not include any Retained Obligations.
2.07    Allocation of Purchase Price; Tax Allocation.

(a)
The Purchase Price will be allocated among the Conveyed Assets based on a per-Net Acre price equal to $10,000 per Net Acre covered by the Conveyed Interest Percentage in and to the Units. The Parties agree to be bound by such allocation of value (including the per-Net Acre price) for purposes of the special warranty of Defensible Title in the Instrument of Conveyance.

(b)
Seller and Buyer agree that the Purchase Price and any liabilities assumed by Buyer under this Agreement that are treated as consideration for Tax purposes shall be allocated among the Conveyed Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Tax Allocation”). A proposed Tax Allocation shall be delivered by Seller to Buyer within thirty (30) days after the Final Settlement Statement has been agreed to by the Parties in accordance with Section 2.05(c). Buyer and Seller shall use commercially reasonable efforts to agree to a final Tax Allocation. Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Post-Closing Date and in a manner consistent with any agreed Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to the Agreement to determine the Post-Closing Amount, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation, or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Party, or with such other Party’s prior written consent; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Tax Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging the Tax Allocation.

2.08    Required Consent.

(a)
With respect to each Required Consent set forth on Schedule 3.10 that has not been obtained at or prior to Closing, Seller shall send letters seeking all such Required Consents promptly after Closing. Seller will thereafter use reasonable efforts (at no out-of-pocket cost or expense to Seller) to obtain such Required Consents, and Buyer (at no out-of-pocket cost or expense to Buyer) will provide any reasonable assistance requested by Seller to obtain such Required Consents. Notwithstanding anything to the contrary contained herein, Seller shall have no liability to Buyer for failure to obtain any such Consents (provided that Seller has complied with its obligations as set forth in this Section 2.08).

(b)
If, as of the Closing Date, a holder of a Required Consent set forth on Schedule 3.10 has not yet delivered such Required Consent, then the Asset covered by that Required Consent will not be conveyed to Buyer at Closing but shall still be considered part of the Conveyed Assets in accordance with the provisions of Section 2.08(c), adjustments to the Purchase Price will still be made pursuant to Section 2.05 with respect to such Asset, and the Purchase Price will not be reduced as a result of such non-conveyance.

(c)
If an Asset has not been conveyed to Buyer at the Closing due to a failure to obtain a Required Consent, and if such Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before one hundred twenty (120) days after the Closing Date, then (a) Seller shall so notify Buyer and (b) within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall assign and convey to Buyer and Buyer shall accept from Seller such Asset pursuant to the terms of this Agreement and an instrument in substantially the same form as the Instrument of Conveyance. As between Buyer and Seller, with respect to any Asset for which a Required Consent has not been obtained by the Closing, (a) Seller shall hold such Asset after Closing as nominee for Buyer (to the extent of the Conveyed Interest Percentage thereof), effective as of the Effective Time, (b) Buyer shall pay the Conveyed Interest Percentage of any costs and expenses associated with such Asset, and (c) Seller shall pay Buyer any revenues received by Seller that are associated with the Conveyed Interest Percentage of such Asset for time periods from and after the Effective Time. If any Required Consent has not been received or deemed received on or before one hundred twenty (120) days after the Closing Date, then Seller shall no longer hold the affected Asset as nominee for Buyer, and each Party shall repay to the other Party any amounts previously paid hereunder in respect of the Asset (or the Conveyed Interest Percentage thereof), and such Asset will be deemed not to have been conveyed to Buyer hereunder and shall be an Excluded Asset.

(d)
If any Consent applicable to the transactions contemplated hereby other than a Required Consent is not obtained prior to the Closing Date, then, subject to the other provisions of this Agreement, the Conveyed Interest Percentage of such Asset subject to such Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Conveyed Assets and Buyer shall have no claim against, and Seller shall have no liability for, the failure to obtain such Consent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to Seller’s applicable disclosure Schedules, Seller represents and warrants to Buyer, as of the Closing Date, as follows:
3.01    Organization and Good Standing. Seller is a Nevada corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is duly qualified to do business and is in good standing in each jurisdiction in which the Conveyed Assets are located, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the Conveyed Assets.
3.02    Authority; No Conflict.

(a)
The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and at the Closing all instruments executed and delivered by Seller at or in connection with the Closing shall have been duly executed and delivered by Seller. This Agreement and the Contemplated Transactions constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)
Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and approvals and the waiver of, or compliance with, all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, (B) any resolution adopted by the board of directors of Seller, (C) any material agreement or instrument to which Seller is a party or by which Seller is bound that affects any of the Conveyed Assets, or (D) any Order applicable to Seller as a party in interest or any Legal Requirement applicable to Seller’s interest in any of the Conveyed Assets; or (ii) except with respect to Permitted Encumbrances, result in the creation of any Encumbrance on any Conveyed Asset or give rise to any right of termination, cancellation, or acceleration under any provision of any Contract to which Seller is a party or by which any of the Conveyed Assets may be bound.

3.03    Bankruptcy. There are no bankruptcy, reorganization, receivership, or similar arrangement proceedings pending or being contemplated by, or, to Seller’s Knowledge, Threatened against, Seller or any Affiliate of Seller. Seller is, and will be immediately after giving effect to the Contemplated Transactions, solvent.
3.04    Taxes. All Tax Returns relating to or in connection with Seller’s acquisition, ownership, or operation of the Conveyed Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects. All Taxes relating or applicable to Seller’s acquisition, ownership or operation of the Conveyed Assets (including Asset Taxes) that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such Taxes. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition, ownership or operation of the Conveyed Assets. There are no administrative or judicial proceedings pending or, to Seller’s Knowledge, Threatened against the Conveyed Assets or against Seller relating to or in connection with the Conveyed Assets by any Governmental Body with respect to Taxes. All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Conveyed Assets or the business of Seller have been satisfied in full in all respects. There are no liens on any of the Conveyed Assets for Taxes, other than Permitted Encumbrances. No Conveyed Asset is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
3.05    Legal Proceedings. Except as set forth on Schedule 3.05, there is no Proceeding pending or, to Seller’s Knowledge, Threatened against Seller or any Affiliate of Seller (a) that relates to or may affect any of the Conveyed Assets, or Seller’s ownership or operation thereof or (b) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, Seller’s ability to consummate the Contemplated Transactions and perform its obligations hereunder and pursuant to any transaction document delivered in connection herewith.
3.06    Brokers. Neither Seller nor any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are the sole responsibility of Seller.
3.07    Material Contracts. (a) Schedule 3.07 lists all Material Contracts in effect as of the Closing Date, (b) Seller is not (and has not claimed in writing to be) in material default or material breach (and no event has occurred that, with notice or lapse of time, or both, would become a material default or material breach by Seller) of any such Material Contracts, (c) to Seller’s Knowledge, all of the Material Contracts are in full force and effect, and (d) to Seller’s Knowledge, no other Person is in material default or breach with respect to such Person’s obligations under such Material Contracts. True and correct copies of each Material Contract have been provided by Seller to Buyer (including any amendments or modifications thereto).
3.08    Governmental Authorizations. Seller or an Affiliate of Seller has obtained and is maintaining all material Governmental Authorizations that are presently necessary or required by Seller for its ownership or operation of the Conveyed Assets as currently owned or operated by it.
3.09    No Violations of Laws. Except as set forth on Schedule 3.09, (a) Seller has not violated in any material respect any applicable Legal Requirement with respect to the ownership or operation of the Conveyed Assets, and (b) Seller has not received, nor has Knowledge of, any written notice from any Governmental Body alleging a violation of any Legal Requirements relating to the Conveyed Assets. This Section 3.09 shall not be deemed to include any matters relating to Taxes or arising under Environmental Laws, which are addressed exclusively under Section 3.04 and Section 3.16, respectively.
3.10    Required Consents and Preferential Purchase Rights. Except as set forth on Schedule 3.10, none of the Conveyed Assets, or any portion thereof, is subject to any Preferential Purchase Right or Required Consent requirement that is applicable to the transfer of the Conveyed Assets by Seller to Buyer or the consummation of the Contemplated Transactions. All Required Consents to assign affecting the Conveyed Assets and all waivers of such Preferential Purchase Rights have been obtained by Seller from the holders thereof, except with respect to Customary Post-Closing Consents or any applicable Governmental

Authorizations that are customarily obtained after closing in transactions of this nature, or as set forth on Schedule 3.10.
3.11    Compliance with Leases. To Seller’s Knowledge, Seller is in compliance in all material respects with the Leases. No written demands or notices of default or non-compliance or dispute (including those received electronically) have been issued to or received by Seller that remain uncured or outstanding. To Seller’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default of any Lease by any party thereto.
3.12    Royalties. As of the Closing Date, Seller has paid, in all material respects, all delay rentals, shut-in royalties, Royalties and other burdens on or payable out of production from the Conveyed Assets.
3.13    No Prepayments. There have been no advance, take or pay or other prepayments received by Seller with respect to its interest in the Conveyed Assets that would obligate Seller or Buyer to deliver Hydrocarbon production from the Conveyed Assets after the Closing Date without receiving full payment therefor.
3.14    AFEs. Other than the Current AFEs, there are no outstanding calls or payments required under authorities for expenditures for payments relating to the Conveyed Assets which are due or which Seller has committed to make which have not been made or that relate to the period from and after the Effective Time.
3.15    Drilling Obligations. Except (a) as set forth on Schedule 3.15, (b) to the extent of those obligations previously fulfilled by Seller or any of its predecessors or (c) as required under the Development Plan, none of the Leases or any Contracts that are included in the Conveyed Assets contain express provisions obligating Seller to drill any wells on the Conveyed Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).
3.16    Environmental Matters.

(a)
Except as set forth in Schedule 3.16(a), with respect to the Conveyed Assets, Seller has not entered into, or is not subject to, any written agreements, consents, orders, decrees, judgments, license or permit conditions, or other written directives of any Governmental Body in existence as of the Closing Date based on any Environmental Laws that require any remediation or other change in the present conditions of any of the Conveyed Assets.

(b)
Except as set forth in Schedule 3.16(b), Seller has not received any written notice from any Person of any actual or alleged violation of or non-compliance in any material respect by Seller or the Conveyed Assets with any Environmental Law or the terms of any environmental permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto;

(c)
All material written reports (including any tests and analyses) or studies specifically addressing environmental matters, in each case, (i) prepared by a Third Party, (ii) related to Seller’s ownership or operation of the Conveyed Assets, and (iii) in Seller’s or its Affiliates’ possession, have been made available to Buyer.

(d)
Notwithstanding anything to the contrary in this Agreement, the representations contained in this Section 3.16 are the sole and exclusive representations and warranties made by Seller in any way related to environmental matters or Environmental Laws or otherwise to the physical condition of the Conveyed Assets.

3.17    Bonds and Credit Support. Schedule 3.17 lists all bonds, letters of credit and other similar credit support instruments maintained by Seller with respect to the Conveyed Assets, true and complete copies of which have been made available to Buyer.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller, as of the Closing Date, as follows:
4.01    Organization and Good Standing. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Conveyed Assets are located. Buyer has the power and authority, and is qualified with all applicable Governmental Bodies, to be able to acquire and own the Conveyed Assets and to conduct business in the States where the Conveyed Assets are located.
4.02    Authority; No Conflict.

(a)
The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability partnership action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and at the Closing all instruments executed and delivered by Buyer at or in connection with the Closing shall have been duly executed and delivered by Buyer. This Agreement and the Contemplated Transactions constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)
Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall, directly or indirectly (with or without notice or lapse of time or both), contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Buyer, (ii) any resolution adopted by the board of managers or members of Buyer, (iii) any material agreement or instrument to which Buyer is a party, or (iv) any Order applicable to Buyer as a party in interest.
4.03    Legal Proceedings. There is no Proceeding pending or Threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, Buyer’s ability to consummate the Contemplated Transactions and perform its obligations hereunder and pursuant to any transaction document delivered in connection herewith.
4.04    Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Body is required on the part of Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.
4.05    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Conveyed Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.
4.06    Basis of Buyer’s Decision. Buyer is an experienced and knowledgeable investor in the oil and gas business. By reason of such knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Conveyed Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations and warranties contained in this Agreement and not on any other representations or warranties by Seller. In making its decision to enter into this Agreement, Buyer has made its own independent investigation and evaluation of Seller and the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors, and Buyer has not relied and shall not rely on any statements, comments, projections or other material made or given by Seller, its Affiliates or any of their Representatives (other than those representations and warranties of Seller contained in Article 3 of this Agreement) in making its decision to enter into this Agreement or to close the Contemplated Transactions, and Seller shall have no liability to Buyer under this Agreement for its reliance on any information regarding Seller or the Assets that is not contained in this Agreement.
4.07    Brokers. None of Buyer or any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are the sole responsibility of Buyer.
4.08    Financial Ability. Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds (in Dollars) to enable it to deliver the amounts due at the Closing and to take such other actions as may be required to consummate the Contemplated Transactions and timely pay and perform Buyer’s obligations under this Agreement and any other agreements entered into in connection with the Contemplated Transactions.

4.09    Bankruptcy. There are no bankruptcy, reorganization, receivership, or similar arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer, Buyer’s direct parent or any direct or indirect subsidiary of Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.
ARTICLE 5
INDEMNIFICATION; REMEDIES; DISCLAIMER
5.01    Survival.

(a)
The covenants and agreements of the Parties set forth herein shall survive the Closing in accordance with their terms until fully performed; provided, however, the covenants and agreements of Seller in Section 7.02(b) shall continue until the 30th day following the expiration of the applicable statute of limitations (including any extension thereof). All Buyer representations and warranties contained in this Agreement shall survive the Closing indefinitely. All Seller representations and warranties contained in this Agreement shall survive the Closing and continue for twelve (12) months following the Closing Date, except:

(i)	the representations and warranties in Sections 3.01, 3.02, 3.03 and 3.06, (collectively, the “Fundamental Representations”) shall continue indefinitely;

(ii)	the representations and warranties in Section 3.04 shall continue until the 30th day following the expiration of the applicable statute of limitations (including any extension thereof); and

(iii)
the special warranty of Defensible Title by, through and under Seller and its Affiliates as set forth in the Instrument of Conveyance shall survive the Closing and continue for twenty-four (24) months following the Closing Date.

(b)
Notwithstanding anything to the contrary herein, the indemnities in Sections 5.02(a), 5.02(b), 5.03(a), and 5.03(b) shall survive the Closing and terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Section 5.02(c) (other than with respect to subpart (b) of the definition of Retained Obligations which such indemnities shall survive Closing and remain in full force and effect until the 30th day following the expiration of the applicable statute of limitations (including any extension thereof)) shall survive the Closing and expire and terminate on the date that is three (3) years after the Closing Date, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Sections 5.02(d),

5.03(c), and 5.03(d) shall survive Closing and remain in full force and effect indefinitely.
5.02    Indemnification by Seller. Except as otherwise limited in this Article 5, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against any and all Damages incurred, suffered, or paid by, or asserted against, or resulting to any of the Buyer Group arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement;

(b)	any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement;

(c)	the Retained Obligations; and

(d)	the Excluded Assets.
Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraud and except for Buyer’s rights under the special warranty of Defensible Title in the Instrument of Conveyance and Buyer’s rights and remedies under the Associated Agreements, the remedies provided in this Article 5, Section 6.01(d) and in Section 7.13 are Buyer Group’s sole and exclusive legal remedies with respect to any all Damages or other liabilities under, arising out of or in connection with this Agreement and the Contemplated Transactions, including Seller’s Breaches of the representations, warranties, covenants, obligations and agreements contained in this Agreement, all other legal rights and remedies being expressly waived by Buyer Group. Except in the case of fraud and except for Buyer’s rights under the special warranty of Defensible Title in the Instrument of Conveyance and Buyer’s rights and remedies under the Associated Agreements, and the remedies provided in this Section 5.02, Section 6.01(d) and in Section 7.13, EFFECTIVE AS OF CLOSING, BUYER (ON BEHALF OF ITSELF AND THE OTHER BUYER GROUP MEMBERS) DOES HEREBY RELEASE, REMISE AND FOREVER DISCHARGE THE SELLER GROUP FROM ANY AND ALL DAMAGES WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH BUYER OR ANY OTHER BUYER GROUP MEMBER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE OWNERSHIP, USE OR OPERATION OF THE CONVEYED ASSETS PRIOR TO THE CLOSING, OR THE CONDITION, QUALITY, STATUS OR NATURE OF THE CONVEYED ASSETS, INCLUDING RIGHTS TO CONTRIBUTION, COST RECOVERY OR OTHER CLAIMS UNDER ANY ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES OR OTHER SPECIAL DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ITS AFFILIATES, EVEN IF CAUSED IN WHOLE

OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY SELLER GROUP MEMBER.
5.03    Indemnification by Buyer. Except as otherwise limited in this Article 5, from and after the Closing, Buyer shall defend, release, indemnify, and hold harmless Seller Group from and against any and all Damages incurred, suffered, or paid by, or asserted against, or resulting to any of the Seller Group arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement;

(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;

(c)
Buyer’s due diligence and any inspections by any of Buyer Group of the Seller’s property (including the Assets) prior to the Closing Date, including any Damages that any member of Buyer Group or any of their respective executors, or assigns, or any Third Parties may assert against Seller Group, based upon injury to person, including death, or to property, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SELLER GROUP, OR ANY PERSON OR ENTITY; PROVIDED THAT THIS SECTION 5.03(C) SHALL NOT APPLY TO ANY DAMAGES TO THE EXTENT SUCH DAMAGES WERE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP; and

(d)	the Assumed Liabilities.
Notwithstanding anything to the contrary contained in this Agreement, except for Seller’s rights and remedies under the Associated Agreements, the remedies provided in this Article 5, Section 6.07(i) and in Section 7.13 are Seller Group’s exclusive legal remedies for Buyer’s Breaches, all other legal rights and remedies being expressly waived by Seller Group. Buyer shall have no obligation to indemnify any of the Seller Group for any Damages for which Seller is obligated to indemnify Buyer Group pursuant to Section 5.02.
5.04    Time Limitations. Neither Seller nor Buyer shall have any liability (for indemnification or otherwise) with respect to any Breach of any representation, warranty, covenant, obligation, or agreement under this Agreement unless, before the expiration of the applicable survival period set forth in Section 5.01 with respect to such representation, warranty, covenant, obligation, or agreement, the Party entitled to indemnification pursuant to Section 5.02 or Section 5.03 makes a claim for indemnification by delivering a notice of claim for indemnification hereunder to the applicable indemnifying Party, specifying in reasonable detail, to the extent known by such indemnified Party, the nature and basis for such claim, in which event any representation or warranty that would otherwise terminate in accordance with Section 5.01 shall continue to survive until the claim for indemnification thereunder has been satisfied or otherwise resolved in accordance with this Agreement.
5.05    Limitations on Indemnification.

(a)
Seller shall have no liability under Section 5.02(a), other than with respect to any Fundamental Representations or the representations and warranties in Section 3.04, for any individual indemnification claim of Buyer until (i) the amount of Damages under such individual indemnification claim exceeds One Hundred Thousand Dollars ($100,000), and (ii) the total amount of all Damages for all individual indemnification claims exceeding One Hundred Thousand Dollars ($100,000) indemnified thereunder exceeds a deductible (not a threshold) of two and four-tenths percent (2.4%) of the Purchase Price, and then Seller shall be liable for only the amount by which the total of such Damages exceeds such two and four-tenths percent (2.4%) deductible. Seller shall have no liability for any Damages pursuant to Section 5.02(a), other than with respect to the Fundamental Representations or the representations and warranties in Section 3.04, that exceed ten percent (10%) of the Total Cash Consideration.

(b)
Notwithstanding anything to the contrary hereunder, and without duplication of any delay damages pursuant to Section 6.01(d), in no event shall Seller’s aggregate liability under this Agreement and otherwise in connection with the Contemplated Transactions exceed one hundred percent (100%) of the Total Cash Consideration; provided, however, nothing in this Section 5.05(b) shall limit Buyer’s rights and remedies under the Associated Agreements or with respect to any breach of the covenants and obligations in Section 6.07.

(c)	The amount of any indemnification provided under Section 5.02 or 5.03 shall be net of any amounts actually recoverable by the indemnified Person under insurance policies (net of any collection costs).

(d)
Notwithstanding anything stated herein to the contrary: neither Party will have any liability to the other Party or such other Party’s indemnified Persons under this Article 5 with respect to any item for which an adjustment has already been made to the Purchase Price under the terms of this Agreement.

(e)
Any indemnity payments made by a Party pursuant to this Article 5 shall be treated as an adjustment to the Purchase Price for federal, state and local income tax purposes unless otherwise required by applicable Legal Requirements.

(f)
To the extent of the indemnification obligations in this Agreement, Buyer and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall use commercially reasonable efforts to obtain a waiver of such subrogation from its insurers.

(g)
Notwithstanding anything to the contrary contained in this Agreement, the Buyer Group and Seller Group shall be entitled to indemnification in accordance with this Agreement in respect of any breach of or inaccuracy in any representation or warranty of the Seller (in the case of the Buyer Group) or the Buyer (in the case of Seller Group) notwithstanding that any member of the Buyer Group or Seller Group, as the case may be, had knowledge of such breach of or inaccuracy in such representation or warranty on or prior to the Closing Date or any investigation made by such Buyer Group or Seller Group, as the case may be, prior to the Closing Date.

5.06    Indemnification Actions. All claims for indemnification under Section 5.02 or Section 5.03 shall be asserted and resolved as follows:

(a)
To make a claim for indemnification under Section 5.02 or Section 5.02, an indemnified Person shall notify the indemnifying Party of its claim, including reasonably specific details of and the basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the indemnified Person (a “Claim”), the indemnified Person shall provide its Claim Notice promptly after the indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any indemnified Person to give notice of a Claim as provided in this Section 5.06 shall not relieve the indemnifying Party of its obligations under Section 5.06 except to the extent such failure materially prejudices the indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b)
In the case of a claim for indemnification based upon a Claim, the indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the indemnified Person whether it admits or denies its obligation to defend the indemnified Person against such Claim under this Article 5. If the indemnifying Party does not notify the indemnified Person within such thirty (30) day period regarding whether the indemnifying Party admits or denies its obligation to defend the indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the indemnifying Party and that is not prejudicial to the indemnifying Party.

(c)
If the indemnifying Party admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the limitations as further provided herein). If requested by the indemnifying Party, the indemnified Person agrees to reasonably cooperate in contesting any Claim that the indemnifying Party elects to contest

(provided, however, that the indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the indemnifying Party pursuant to this Section 5.03(c). An indemnifying Party shall not, without the written consent of the indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a full and final resolution of the indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the indemnified Person from all further liability in respect of such Claim) or (ii) may adversely affect the indemnified Person (other than as a result of money damages covered by the indemnity).

(d)
If the indemnifying Party does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the indemnifying Party, if the indemnified Person is entitled to indemnification hereunder), with counsel of the indemnified Person’s choosing. If the indemnifying Party has not yet admitted its obligation to indemnify the indemnified Person, the indemnified Person shall send written notice to the indemnifying Party of any proposed settlement and the indemnifying Party shall have the option for ten (10) days following receipt of such notice to %4. admit in writing its obligation for indemnification with respect to such Claim and %4. if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement in its reasonable judgment. If the indemnified Person settles any Claim over the objection of the indemnifying Party after the indemnifying Party has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the indemnified Person shall be deemed to have waived any right to indemnity therefor.

(e)
In the case of a claim for indemnification not based upon a Claim, the indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to %4. cure the Damages complained of, %4. admit its obligation to provide indemnification with respect to such Damages or %4. dispute the claim for such Damages. If the indemnifying Party does not notify the indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the indemnifying Party shall be conclusively deemed obligated to provide indemnification hereunder.

5.07    Disclaimer.

(a)
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE INSTRUMENT OF CONVEYANCE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY

REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY RESPECTIVE AFFILIATE OR REPRESENTATIVE OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER’S COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE INSTRUMENT OF CONVEYANCE, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO %3. THE TITLE TO ANY OF THE CONVEYED ASSETS, %3. THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE CONVEYED ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” %3. ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, %3. ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES), THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING, %3. THE ENVIRONMENTAL CONDITION AND OTHER CONDITIONS OF THE CONVEYED ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE CONVEYED ASSETS; %3. THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, %3. ANY ESTIMATES OF THE VALUE OF THE ASSETS.

(b)
BUYER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS MATERIALS. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS MATERIALS. NORM CONTAINING

MATERIAL AND/OR OTHER WASTES OR HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS FROM THE ASSETS.

(c)
Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Conveyed Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Instrument of Conveyance.

(d)
SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LEGAL REQUIREMENT.

5.08    Compliance With Express Negligence Test. THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, OR SOLE, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY MEMBER OF THE SELLER GROUP (IF SELLER IS THE INDEMNIFIED PARTY) OR BUYER GROUP (IF BUYER IS THE INDEMNIFIED PARTY), AS APPLICABLE, IT BEING THE PARTIES’ INTENTION THAT DAMAGES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY MEMBER OF THE SELLER GROUP (IF SELLER IS THE INDEMNIFIED PARTY) OR BUYER GROUP (IF BUYER IS THE INDEMNIFIED PARTY), AS APPLICABLE, NOT BE COVERED BY THE INDEMNIFICATIONS IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.
5.09    Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for any consequential, special, indirect, exemplary, or punitive damages relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a third-party (including a Governmental Body, but excluding any Affiliate of any Seller Group member or Buyer Group member, as applicable) against a Person entitled to indemnity pursuant to this Article 5 shall be included in the Damages recoverable under such indemnity.
5.10    Waiver of Right of Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breaches of any representation, warranty, covenant or agreement contained herein or in any document to be delivered pursuant to this Agreement or for any other claims arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
ARTICLE 6
DEVELOPMENT COVENANTS
6.01    Development of the Joint Assets. Attached hereto as Exhibit “F” is a mutually agreed drilling and development plan covering operations on the Leases during calendar years 2019 and 2020 following the Closing Date, subject to any allowed time tolerances, as specified therein (as may be amended, modified or supplemented as provided herein, the “Development Plan”) for the Drilling, Completion and Equipping of the Commitment Wells as further described in the AFEs set forth on Schedule 6.01(a) (the “Current AFEs”). The Development Plan describes: (i) the names of the proposed Commitment Wells covered by the Current AFEs; (ii) the applicable target landing zone for such Commitment Wells; (iii) the projected first production dates for such Commitment Wells; (iv) the estimated Development Costs (on an 8/8ths basis) for such Commitment Wells; (v) the anticipated completed lateral length for such Commitment Wells; (vi) the anticipated proppant density for such Commitment Wells; and (vii) the target frac stages and stage spacing for such Commitment Wells.

(a)
Notwithstanding anything herein or in any JOA to the contrary (including any JOA executed after the Closing Date), with respect to each of the Commitment Wells, by the Parties’ execution of this Agreement, each of Seller and Buyer are hereby deemed to have elected to participate under each such applicable JOA in such proposed Drilling, Completion and Equipping of such Commitment Well. Seller shall (i) propose the Drilling, Completion and Equipping of each such Commitment Well under each applicable JOA, in accordance with the specifications of the Development Plan, and (ii) submit an initial AFE for each such Commitment Well under each such applicable JOA consistent with the corresponding Current AFE for such Commitment Well set forth on Schedule 6.01(a).

(b)	Subject to reasonable delays on account of Force Majeure or as required under the terms and conditions of the JOAs (provided that Seller shall, or shall cause its applicable operating Affiliate to, use commercially reasonable efforts to mitigate the negative impact of such delays), following the Closing Date, Seller shall (or shall cause its applicable operating Affiliate to) to propose, Drill, Complete and Equip all of the Commitment Wells in accordance with the Development Plan and the terms and conditions of the JOAs in order to achieve first production on or before the applicable Target Time Parameter(s) set forth for the applicable Commitment Well(s) in the Development Plan. Except for modifications or revisions permitted under the JOAs, any modifications or revisions to the Development Plan must be approved by both Parties in writing. For the avoidance of doubt, intentional deviations from the specifications in the Development Plan as a reasonable prudent operator in compliance with the applicable JOA will not result in a breach of this Section 6.01(c).

(c)
If Seller breaches its obligation in Section 6.01(c) to Drill, Complete and Equip the Commitment Well(s) on or before the corresponding Target Time Parameter(s), then, as Buyer’s sole and exclusive remedy for such breach, Buyer shall be entitled to recover from Seller liquidated damages for each applicable Commitment Well that was not Drilled, Completed and Equipped as of the applicable Target Time Parameter(s), an amount equal to the sum of (i) $150,000, plus (ii) (A) $1,500 multiplied by (B) the number of days between the corresponding Target Time Parameter for such Commitment Well and the actual date of first production for such Commitment Well. Any amounts owning to Buyer as liquidated damages hereunder shall be paid promptly (and in any event within five (5) Business Days following receipt of notice from Buyer) via wire transfer in immediately available funds to the account specified by Buyer in writing following the occurrence of the applicable Target Time Parameter. The provision for payment of liquidated damages in this Section 6.01(d) has been included because, in the event Seller breaches its obligation in Section 6.01(c), the actual damages to be incurred by Buyer can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult, if not impossible, to measure accurately.

(d)
Seller acknowledges that, notwithstanding anything to the contrary in the payment procedures in any applicable JOA or other Contracts, Buyer will have no obligation to make further payments for its working interest share of the Development Costs attributable to the Commitment Wells in excess of the Buyer Pre-Funded Amount. If Buyer’s working interest share of the Development Costs actually incurred for the Commitment Wells is greater than the amount of the Buyer Pre-Funded Amount, then Seller shall be responsible for and pay such excess Development Costs attributable to Buyer’s working interest. If Buyer’s working interest share of the Development Costs actually incurred for the Commitment Wells is less than the amount of the Buyer Pre-Funded Amount, then Seller shall be permitted to apply the excess against Buyer’s share of lease operating expenses or other amounts due and owing under any applicable JOA. Notwithstanding anything herein to the contrary, for the avoidance of doubt, if Buyer elects to pick-up any non-consenting interest in any Commitment Well under the JOAs, Buyer shall be responsible for the Development Costs with respect to such non-consent interest.

(e)
Except with respect to the Development Costs for the Commitment Wells (which shall be allocated and paid as provided in Section 2.05(a) and Section 6.01(e)), from and after Closing, Seller and Buyer shall each bear and pay its full respective working interest share of all capital expenditures and other costs and expenses associated with any Well drilled on the Leases or lands pooled and unitized therewith (or any other operation) in which such Party participates, all in accordance with the applicable JOAs and the other terms of this Agreement.

(f)
Except as otherwise specifically provided in this Agreement with respect to the Commitment Wells, all operations on the Leases and lands pooled and unitized therewith (including proposals made with respect thereto and rights to participate therein) will be governed by the terms of the applicable JOAs.

6.02    Operations.

(a)
Seller is designated and agrees to serve (or to cause an approved Affiliate to serve) as operator for the Commitment Wells drilled pursuant to the Development Plan and the related contract areas for such Commitment Wells under the applicable JOAs. During the Commitment Well Period, Seller agrees not to (and to cause any approved operating Affiliate not to) resign as “operator” under this Agreement or any applicable JOA without the prior written consent of Buyer. Except to the extent Buyer is permitted to remove Seller (or its approved Affiliate) as operator for good cause in accordance with the applicable JOA, Buyer agrees to vote for and otherwise support the nomination and selection of Seller (or its approved operating Affiliate) as operator under any JOA that is binding on the Leases and the lands pooled or unitized therewith and to which Buyer and Seller are a party (including any JOA executed after the Closing Date). In the event of a conflict between the terms and conditions of this Agreement and the JOAs, the terms and conditions of this Agreement shall govern and control.

(b)
To the extent that any of the Leases and the lands pooled or unitized therewith are not subject to a JOA as of the Closing Date, Buyer agrees to execute and deliver one or more JOAs covering such Leases and lands in form and substance that is mutually agreed by Seller and the other Third Party working interest owners parties thereto. At such time as Seller has finalized the terms of any such JOA, and Seller and the other Third Party non-operators have executed such JOA, Buyer shall promptly execute the same.

6.03    Repurchase Right.

(a)
From and after the Closing Date and for a period of three (3) years thereafter (the “Repurchase Period”), Seller shall have the right by delivering written notice to Buyer to repurchase all (but not less than all) of Buyer’s interest in the Joint Assets for the applicable Repurchase Price (as determined on the date the repurchase notice is provided hereunder) (the “Repurchase Right”). Additionally, if Seller undergoes a Seller Change of Control during such Repurchase Period, Buyer shall have the option to require Seller to exercise the Repurchase Right in connection with the consummation of such Seller Change of Control. Such option is exercisable within thirty (30) days of written notice from Seller to Buyer of the consummation of such Seller Change of Control. In the event Buyer elects to exercise such option, Buyer must send written notice to Seller of its election during such thirty (30) day period. If Buyer does not send written notice to Seller of such election during such thirty (30) day period, then Buyer shall be deemed to have waived such option. In the event Buyer timely elects such option, Seller shall pay the Repurchase Price with thirty (30) days of Seller’s receipt of Buyer’s written election.

(b)	As used herein, the “Repurchase Price” shall mean the sum of:

(i)	as applicable:

(A)
until the second (2nd) anniversary of the Closing Date, an amount equal to 1.5 multiplied by the aggregate of (A) all Asset Costs paid by Buyer with respect to the Commitment Wells until the first day of the month in which Buyer receives the first revenue distribution from a Commitment Well included on the Development Plan, plus (B) all capital expenditures of Buyer with respect to the Commitment Wells, from and after the first day of the month in which Buyer receives the first revenue distribution from a Commitment Well included on the Development Plan (without duplication of the Buyer Pre-Funded Amount); or

(B)
from and after the second (2nd) anniversary of the Closing Date until the expiration of the Repurchase Period, an amount equal to 1.75, multiplied by the aggregate of (A) all Asset Costs paid by Buyer with respect to the Commitment Wells until the first day of the month in which Buyer receives the first revenue distribution from a Commitment Well included on the Development Plan, plus (B) all capital expenditures of Buyer with respect to the Commitment Wells, from and after the first day of the month in which Buyer receives the first revenue distribution from a Commitment Well included on the Development Plan (without duplication of the Buyer Pre-Funded Amount); plus

(ii)
if applicable, from the Closing Date until the expiration of the Repurchase Period, an amount equal to 1.5 multiplied by the amount of all capital expenditures of Buyer with respect to the Wells other than the Commitment Wells Drilled, Equipped and Completed on the Leases and the lands pooled or unitized therewith.

To the extent that Seller elects to exercise such Repurchase Right, Buyer shall assign and convey Buyer’s interest in the Joint Assets to Seller free and clear of all Encumbrances, claims or liens arising by, through or under Buyer and its Affiliates (other than Permitted Encumbrances, mutatis mutandis), but not otherwise; provided, however, the assignment shall include a special warranty of title as to both the Units and Wells conveyed (and for special warranty purposes, the Permitted Encumbrances shall include a specified NRI quantum of interest for both Units and Wells and a specified working interest quantum of interest for Wells). The assignment shall be in substantially similar form to the Instrument of Conveyance, except as provided above.
6.04    Transfer Restrictions.

(a)	Affiliate Transfers. Subject to the provisions of Section 6.04(d), either Party may assign this Agreement to any of its Affiliates.

(b)	Transfer by Buyer.

(i)
Until the end of the Repurchase Period, Buyer may not directly, or indirectly, Transfer all or any part of its right, title or interest in any Joint Assets (other than to Seller under Section 6.03, or in accordance with Sections 6.05 and 6.06) to any Person other than an Affiliate, without Seller’s prior written consent, which consent Seller may grant or withhold in its sole discretion.

(ii)	Following the end of the Repurchase Period, Buyer may Transfer all or any part of its right, title or interest in the Joint Assets to any Person without the consent of Seller.

(c)	Transfer by Seller.

(i)
Until the end of the Commitment Well Period, Seller may not directly, or indirectly, Transfer all or any part of its right, title or interest in any Joint Asset to any Person other than an Affiliate without Buyer’s prior written consent, which consent Buyer may grant or withhold in its sole discretion.

(ii)
Following the end of the Commitment Well Period, subject to first complying with the terms and conditions of Section 6.05, Seller may transfer all or any part of its right, title or interest in the Joint Assets to any Person without the consent of Buyer.

(d)	Assignment of Agreement.

(i)
Upon any permitted Transfer in accordance with the provisions of this Section 6.04, the assigning Party shall provide notice of such Transfer to the other Party. Unless otherwise mutually agreed to by the Parties, with respect to any Transfer of this Agreement, (A) any transferee must agree in writing, for the express benefit of the other Party, to be bound by the terms hereof and to assume the obligations of such transferor Party under this Agreement and the Associated Agreements with respect to the interest being assigned, (B) in the event there is more than one transferee, the assigning Party shall designate one transferee as agent for all transferees for purposes of managing all administrative obligations under this Agreement and all communications with the non-transferring Party and (C) the Transfer of any interest in the Joint Assets treated as held by the Tax Partnership for Tax Purposes must comply with the provisions of the Tax Partnership Agreement, and, to the extent such Transfer is treated as a transfer of such Party’s interest in such Tax Partnership for Tax Purposes, the transferee must agree in writing to be bound by the terms of Tax Partnership Agreement.

(ii)
Neither Party may Transfer any of its respective right, title and interest in the Joint Assets except in connection with a Transfer of such Party’s respective rights and obligations under this Agreement and the applicable Associated Agreements, and then only to the extent relating to the Joint Assets so Transferred.

(e)
Permitted Transfers. Nothing contained in this Section 6.04 shall prevent Seller, or any of its Affiliates, from transferring non-exclusive easement or similar rights with respect to the Joint Assets to any gatherer, pipeline or other service provider to the Joint Assets. In addition, from and after the Closing, each Party shall have the right to grant Encumbrances and other similar liens on its interests in the Joint Assets as security for any indebtedness, liabilities or other obligations of such Party, pursuant to any security agreement, mortgage or similar agreement or instrument, but only if all such agreements and instruments expressly provide that all such Encumbrances are subject, subordinate, and inferior to the rights and interests of the other Party under this Agreement, and regardless of whether such rights and interests of the other Party currently exist or hereafter arise. As of the Closing, the Parties acknowledge that Seller’s interest in the Joint Assets is subject to the Seller Permitted Pledge.

6.05    Tag Along Right.

(a)
Subject to and without limiting the restrictions on Transfer described in Section 6.04, Seller intends to sell, assign, Transfer or otherwise convey, directly or indirectly, to a Third Party all or any portion of Seller’s interest in the Joint Assets, Seller will provide to Buyer a written notice (a “Tag Notice”) of such intent that includes (i) a description of the Joint Assets subject to the proposed Transfer, (ii) the name of the proposed transferee, (iii) the anticipated date on which such proposed sale shall take place, which cannot be less than thirty (30) days after the date on which such Tag Notice is delivered and (iv) the material terms and conditions of the proposed sale (including, without limitation, the offer price; allocation of liabilities; indemnification thresholds and deductibles; and descriptions of the representations, warranties, defect mechanisms and termination rights). Seller will use commercially reasonable efforts to cause the proposed transferee to propose a purchase price that includes Seller’s and Buyer’s respective interest in the Joint Assets described in the Tag Notice and a bona fide allocation of value between the Seller’s and Buyer’s respective interest, on the one hand, and all other assets of Seller (if any) included in the transaction subject to a Tag Notice, on the other hand. Neither Party shall intentionally interfere with such bona fide allocation.

(b)
Buyer will have the right (but not the obligation) within fifteen (15) days following receipt of the Tag Notice to elect in writing to sell to the proposed transferee its corresponding interest in and to the Joint Assets subject to the proposed sale by Seller (the “Tagged Interest”). If Buyer does not notify Seller of its election within such fifteen (15)-day period, Buyer will be deemed to have waived its right to include the Tagged Interest in such sale (the “Tag-Along Sale”). If Buyer notifies Seller during such fifteen (15)-day period that it elects to participate in the Tag-Along Sale, then Seller shall notify such Third Party of Buyer’s tag election, and (i) the Tagged Interest shall be sold on substantially the same terms and conditions described in the Tag Notice, with the exception that any representations and warranties relating specifically to any Party shall be made only by that Party, and any indemnification provided by the Parties in the sale shall be made on a several, and not joint, basis and (ii) Seller and Buyer shall enter into separate but substantially similar purchase and sale agreements with the purchaser with respect to such Tag-Along Sale.

(c)
Notwithstanding anything in this Agreement to the contrary, with respect to any proposed Tag-Along Sale and after giving effect to the preceding subsections of this Section 6.04, if the Tagged Interest permitted to be sold pursuant to this Section 6.04, when combined with Seller’s interest in the Joint Assets that are subject to the applicable proposed Tag-Along Sale, exceeds the interests that the proposed purchaser is willing to purchase, then, if Seller elects to proceed with such Tag-Along Sale, the Tagged Interest and Seller’s interest in the Joint Assets subject to such Tag-Along Sale shall be reduced proportionately (based on each Party’s respective working interest therein) until the aggregate of Seller’s and Buyer’s collective interest in the Joint Assets to be sold under this Section 6.04 does not exceed the interest the proposed purchaser is willing to purchase.

(d)
If Buyer elects not to participate in the Tag-Along Sale, then Seller shall be free to sell the applicable Joint Assets described in the Tag Notice, as long as (i) the Tag-Along Sale is on terms no more favorable to the transferee, in the aggregate, to those provided in the Tag Notice (including with respect to the consideration paid to Seller therefor), and (ii) the Tag-Along Sale is completed within one hundred and eighty (180) days following Buyer’s election not to participate in the Tag-Along Sale. If Seller fails to sell its interest in the applicable Joint Assets covered by a Tag Notice within one hundred and eighty (180) days following Buyer’s election not to participate in the Tag-Along Sale, then such Joint Assets shall again be subject to this Section 6.05.

(e)	Provided that Buyer has complied with its obligations set forth in this Section 6.05, Seller shall have no liability to Buyer if the Tag-Along Sale is not consummated for any reason.
6.06    Drag-Along Right.

(a)
Subject to and without limiting the restrictions on Transfer described in Section 6.04, and only to the extent Buyer has not exercised (or is deemed to have waived its right to exercise) its tag-along rights pursuant to Section 6.05, if Seller desires or intends to sell, assign, Transfer or otherwise convey, directly or indirectly, all (but not less than all) of its interest in the Joint Assets, to a Third Party (whether through a marketed sales process, pursuant to a negotiated offer or otherwise), then Seller shall be entitled to exercise drag-along rights to require Buyer to participate in such Transfer for all (but not less than all) of Buyer’s interest in the Joint Assets (the “Dragged Interest”) as provided in this Section 6.06 (and expressly subject to the limitations in Section 6.06(c)) (a “Drag-Along Sale”). If Seller intends to proceed with a Drag-Along Sale, Seller may exercise its drag-along rights by delivering to Buyer a written notice (a “Drag Notice”) which shall (i) identify the proposed Third Party transferee, (ii) include such Third Party transferee’s bona fide allocation of value among Seller’s and Buyer’s respective interest in the Joint Assets, (iii) specify the anticipated date on which such proposed sale shall take place, and (iv) describe the material terms and conditions of the proposed sale (including, without limitation, the offer price; allocation of liabilities; indemnification thresholds and deductibles; and descriptions of the representations, warranties, defect mechanisms and termination rights). Seller will use commercially reasonable efforts to cause the proposed transferee to propose a purchase price that includes Seller’s and Buyer’s respective interest in the Joint Assets described in the Drag Notice and a bona fide allocation of value between the Seller’s and Buyer’s respective interest, on the one hand, and all other assets of Seller (if any) included in the transaction subject to a Drag Notice, on the other hand. Neither Party shall intentionally interfere with such bona fide allocation.

(b)
Subject to Section 6.06(c), if Seller exercises its drag-along rights described in this Section 6.06 consummates a Drag-Along Sale, then (i) Buyer shall be required to Transfer all (but not less than all) of the Dragged Interest on substantially the same terms and conditions as agreed between Buyer and such Third Party transferee, with the exception that any representations and warranties relating specifically to any Party shall be made only by that Party, and any indemnification provided by the Parties in the sale shall be made on a several, and not joint, basis; (ii) Seller and Buyer shall enter into separate but substantially similar purchase and sale agreements with the purchaser with respect to such Drag-Along Sale to the extent (and only to the extent) the terms of such agreements do not materially burden, restrict or limit any current acquisitions or divestitures with respect to the Dragged Interest; and (iii) as consideration for such Dragged Interests Seller shall be entitled to receive the greater of (A) the applicable Repurchase Price for the Dragged Interest or (B) the

Third Party transferee’s bona fide allocation of value to the Dragged Interests, as specified in the Drag Notice.

(c)
Notwithstanding anything herein to the contrary, Seller will not have the right to exercise its drag-along rights under this Section 6.06 if the compensation for the Dragged Interest paid to Buyer would be less than the applicable Repurchase Price that would be owing to Buyer for the Dragged Interest under Section 6.03 as of the date the Drag-Along Sale is consummated; provided that:

(i)
for purposes of this Section 6.06(c), the Repurchase Price attributable to Wells other than the Commitment Wells Drilled, Equipped and Completed on the Leases and the lands pooled or unitized therewith after the Repurchase Period will be deemed to be the greater of the amount calculated in accordance with Section 6.03(b)(ii) and the value allocated to Buyer’s interest in such Wells by the applicable Third Party transferee; and

(ii)
Seller shall have the right (but not the obligation) to pay Buyer directly (in immediately available funds) the amount of any difference between the applicable Repurchase Price (as modified under Section 6.06(c)(i) above) and the purchase price paid to Buyer by the applicable Third Party transferee.

(d)	Notwithstanding anything to the contrary herein, Seller shall have no liability to Buyer if the Drag-Along Sale is not consummated for any reason.
6.02    Marketing.

(a)
Seller shall act as the marketer of (i) all of Seller’s share of Hydrocarbon production from the Joint Assets (“Seller Production”) and of (ii) all of Buyer’s share of Hydrocarbon production from the Joint Assets (“Buyer Production”), or shall at its discretion appoint an Affiliate of Seller or a Third Party to do so, which appointment may be revoked by Seller at any time (Seller or such appointed Affiliate or Third Party for the period of such appointment, the “Marketer”). Each of Seller (on behalf of itself and its Affiliates) and Buyer (on behalf of itself and its Affiliates) designates Marketer as the marketer of Seller Production and Buyer Production, respectively. To the extent Marketer is an Affiliate of Seller or a Third Party (other than a Third Party operator), the Parties shall enter into an agreement with Marketer to reflect the provisions of this Section 6.07.

(b)
Marketer shall have exclusive authority to market and sell such production and to enter into sales, transportation, gathering, storage, compression, treatment, processing and any other marketing related agreements, including such agreements with Joint Asset dedications, term and volume obligations, and monetary commitments, on behalf of Buyer (and its Affiliates) with respect to Buyer Production, including pursuant to existing Contracts or agreements (a “Marketing Transaction”) provided that, except with respect to existing Marketing Transactions and Marketing Transactions to which Buyer consents, no such Marketing Transaction shall have a term longer than twelve (12) months. Marketer will perform certain administrative duties regarding the Marketing Transactions as set forth in this Section 6.07. All Seller Production and Buyer Production shall be marketed on the same terms as each other, and Buyer shall be entitled to receive the same net-back pricing for the Buyer Production as Seller receives for the Seller Production; provided, that Seller shall have no fiduciary obligation to obtain the best terms available for the sale of the Buyer Production. Notwithstanding anything in this Agreement to the contrary, Marketer shall not enter into any new Marketing Transaction that is binding on Buyer Production (i) with an Affiliate of Seller or (ii) that includes a dedication of Buyer Production or which includes any minimum volume commitments, in each case, without obtaining Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(c)
Marketer will make all nominations that are required under the terms of any Marketing Transaction. As requested by Marketer from time to time, each of Seller and Buyer will reasonably cooperate and coordinate with Marketer in order to permit Marketer to perform under the terms of each Marketing Transaction with respect to Seller Production and Buyer Production, as applicable.

(d)	Each Party will be responsible for conducting (for its own account) any hedging activities with respect to its share of Hydrocarbon production from the Joint Assets.

(e)
Each Party shall bear, and shall pay or reimburse Marketer as applicable, without duplication, the paying Party’s proportionate share of all Third Party costs, expenses, deductions and fees incurred by Marketer in serving in such capacity. Such payments shall be made in accordance with the procedures set forth in the applicable JOA or other applicable Contracts or agreements. If Seller does assign any of its interests in Joint Assets prior to the termination date of the marketing period set forth in Section 6.07(i) below, then Seller may elect to either retain its obligation hereunder to market or cause to be marketed the Buyer Production associated with the transferred Joint Assets or assign to such Third Party assignee Seller’s rights and obligations under this Section 6.07 to market the Buyer Production associated with such transferred Joint Assets upon the terms provided in this Section 6.07.

(f)
Title to the Buyer Production will remain in Buyer until such time as title to such Buyer Production is required to be transferred to the buyer under the terms of the applicable Marketing Transaction subject to regulatory requirements that require Marketer to hold title. Except for the terms of each Marketing Transaction, Marketer will not have the right under this Agreement to encumber any of the Buyer Production in any manner.

(g)
If any buyer under any Marketing Transaction makes payment for Buyer Production to Seller or any of its Affiliates, such party shall forward such payment (less applicable costs, expenses, deductions and/or fees under subsection (e) above) to Buyer within the same time period provided for the distribution of revenues pursuant to the applicable JOA or other applicable Contracts or agreements.

(h)
To the extent that buyers under Marketing Transactions make payment for Buyer Production to Seller or its Affiliates, Seller will provide or cause to be provided accounts receivable collection services (but without any liability or responsibility on the part of Seller with respect to its inability to collect any such accounts receivable, and excluding filing on behalf of or representing Buyer in litigation or bankruptcy proceedings of a debtor), revenue accounting services, payment of Royalties applicable to Buyer Production and remittance of revenues (less applicable costs, expenses, deductions and/or fees under subsection (e) above) in accordance with the procedures set forth in the applicable JOA or other applicable Contracts or agreements and system balancing services on behalf of the Parties as to the Seller Production and the Buyer Production.

(i)
By electing to have Seller market the Buyer Production, Buyer agrees to release, defend, indemnify and hold harmless Seller Group from any and all Damages that Seller Group incurs in connection with entering into any Marketing Transactions or otherwise in connection with respect to marketing the Buyer Production pursuant to this Section 6.07, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SELLER GROUP, OR ANY PERSON OR ENTITY; PROVIDED THAT THIS SECTION 6.07(I) SHALL NOT APPLY TO ANY DAMAGES TO THE EXTENT SUCH DAMAGES WERE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP.

(j)
The provisions of this Section 6.07 shall remain in full force and effect from the Closing Date through the end of the term of the applicable JOAs, and during such period, Buyer shall not have take in-kind rights.

6.08    Covenant Running With the Land. It is the intent of the Parties that the covenants and agreements described in this Article 6 shall be covenants running with the Leases and the lands covered thereby and lands pooled or unitized therewith and any Wells drilled thereon (other than the Excluded Wellbores), as a burden upon Seller’s interest in the Joint Assets for the benefit of Buyer, and as a burden upon Buyer’s interest in the Joint Assets for the benefit of Seller. Contemporaneously with the execution and delivery of this Agreement, the Parties will execute and deliver a memorandum of the covenants and agreements described in this Article 6 in the form attached hereto as Exhibit “G” (the “Memorandum”) to be filed of record in the real property records where the Assets are located for the purpose of putting Third Parties on notice of the covenants and agreements contained herein.
ARTICLE 7
GENERAL PROVISIONS
7.01    Records. Buyer, (at Seller’s sole cost and expense), shall be entitled to copies of all Records and documents relating to the Conveyed Assets that are in Seller’s or its Affiliate’s possession or control; excluding, however, the Excluded Records. Seller shall deliver copies of Records (excluding any Records already in the possession of Buyer) currently maintained in digital or electronic format to Buyer within ten (10) days of Closing, and Seller shall deliver to Buyer all other copies of Records but excluding any Records already in the possession of Buyer within thirty (30) days after Closing. Buyer may retain all originals of the Records.
7.02    Expenses and Tax Partnership.

(a)
Except as otherwise expressly provided in this Agreement and subject to Buyer’s right to offset the Buyer Transaction Expense Amount pursuant to Section 2.04(b)(i), each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement shall be entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing Party, in addition to any other relief to which such Party is entitled.

(b)
All Transfer Taxes and all required documentary, filing, and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other Instrument of Conveyance required to convey title to the Conveyed Assets to Buyer shall be borne by Buyer. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby. Seller shall retain responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Conveyed Assets for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs. All Asset Taxes with respect to the ownership or operation of the Conveyed Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes assessed with respect to the ownership and operation of the Conveyed Assets that are payable with respect to Straddle Periods, the Asset Taxes shall (i) in the case of such Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis such as severance or production taxes, be allocated based on revenues from sales occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (ii) in the case of other Asset Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time (which shall be Seller’s responsibility) and the period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 7.02(b) is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05(b)(i)(C) and Section 2.05(b)(ii)(C). Upon determination of the actual amount of Asset Taxes, timely payments will be made by Seller or Buyer, as applicable, to the extent necessary such that each Party bears the amount of Asset Taxes that are allocable to such Party under this Section 7.02(b) (taking into account any adjustments made pursuant to Section 2.05(b) or the Final Settlement Statement). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 7.02(b).

(c)
From and after Closing, Buyer shall file any Tax Return with respect to Asset Taxes assessed with respect to the ownership of the Conveyed Assets attributable to a Straddle Period and shall pay any such Asset Taxes shown due and owing on such Tax Return, subject to Buyer’s right of reimbursement for any such Asset Taxes for which Seller is responsible under Section 7.02(b). Within fifteen (15) days prior to filing, Buyer shall deliver to Seller a draft of any such Straddle Period Tax Return for Seller’s review and approval (which approval will not be unreasonably withheld, conditioned or delayed).

(d)
Any payments made to any Party pursuant to this Article 7 shall constitute an adjustment to the Purchase Price for tax purposes and shall be treated as such by Buyer and Seller on their respective Tax Returns to the extent permitted by any Legal Requirement.

(e)
Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Conveyed Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Governmental Body and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Conveyed Assets for a period of at least seven (7) years following the Closing Date. Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Conveyed Assets or the Tax Allocation.

(f)
Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or Threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Assets. Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or Threatened Tax audit or assessment challenging the Tax Allocation.

(g)	Within fourteen (14) days after the execution of this Agreement, each of Seller and Buyer shall duly execute and deliver counterparts to a tax partnership agreement that they shall negotiate and agree to reasonably and in good faith (the “Tax Partnership Agreement”). Notwithstanding anything to the contrary contained herein, the Parties intend and expect that the transaction contemplated by this Agreement and the Tax Partnership Agreement will result in the creation of a partnership (the “Tax Partnership”) solely for purposes of federal income taxation and for purposes of the income taxation of those states that require the Tax Partnership to be treated as a partnership for income tax purposes (“Tax Purposes”). Accordingly, solely for Tax Purposes: (i) the Tax Partnership will be treated as holding 100% of the Joint Assets and engaging in all activities of the Parties with respect thereto; (ii) Buyer will be treated as contributing to the Tax Partnership its interest in the Joint Assets and providing its undertaking to fund, when due, the costs and expenses allocable to it under the this Agreement with respect to the Joint Assets in exchange for an interest in the Tax Partnership; (iii) Seller will be treated as contributing to the Tax Partnership its interest in the Joint Assets and providing its undertaking to fund, when due, the other costs and expenses allocable to it under this Agreement with respect to the Joint Assets in exchange for an interest in the Tax Partnership; and (iv) from and after its commencement, the Tax Partnership will be treated as realizing all items of income or gain and incurring all items of cost or expense attributable to the ownership, operation or disposition of interests in the Joint Assets or cash contributed to the Tax Partnership by the Parties, notwithstanding that such items are realized, received, held, paid or incurred by the Parties individually. With respect to each Specified Conveyed Well, the Parties agree to treat the acquisition, construction, or development of such property for Tax Purposes as a contribution to the Tax Partnership of their respective interests in each such Specified Conveyed Well in exchange for an interest therein and an acquisition, construction, or development by the Tax Partnership. For these purposes, the Parties agree to be governed by the Tax Partnership Agreement. The Tax Partnership Agreement shall allocate to Buyer any increase in tax basis of the Joint Assets or deductions properly attributable to “intangible drilling costs”, as defined in Section 57 of the Code, equal to that portion of the Buyer Pre-Funded Amount properly allocable to such costs under applicable law. Further, the contribution of any property by any Party to the Tax Partnership, the distribution of any property or money by the Tax Partnership to any Party, and the allocation of all items of income, gain, loss, deduction, and credit of the Tax Partnership shall be governed by Subchapter K of the Internal Revenue Code. In the event of any conflict or inconsistency between the terms and conditions of the Tax Partnership Agreement and the terms and conditions of this Agreement (including this Section 7.02(g)) or any attachment or exhibit hereto, the terms and conditions of this Agreement shall govern and control.
7.03    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and (a) delivered by hand (with written confirmation of receipt), (b) delivered by electronic mail upon affirmative reply by the intended recipient that such e-mail was received (provided that an automated response from the email account or server of the intended recipient shall not constitute affirmative reply), (c) one Business Day after delivery to an overnight courier of national reputation, freight prepaid or (d) mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, in each case to the appropriate recipients and addresses set forth below (or to such other recipients and addresses as a Party may designate by notice to the other Party):
NOTICES TO BUYER:
Winkler Lea WI, L.P.
c/o Varde Partners
609 Main Street, Suite 3925
Houston, TX 77002
Attention: Markus Specks
Email: mspecks@varde.com

With a copy to, which shall not constitute notice to Buyer:
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, TX 77002
Attention: Rahul D. Vashi
Email: rahul.vashi@kirkland.com
NOTICES TO SELLER:
Lilis Energy, Inc.
201 Main Street, Suite 1351
Fort Worth, TX 76102
Attention: Joe Daches
Email: jdaches@lilisenergy.com
With a copy to, which shall not constitute notice to Buyer:
Porter Hedges LLP
1000 Main St., 36th Floor
Houston, TX 77002
Attention: McCaleb (Mac) Marshall
Email: mmarshall@porterehedges.com
Any notice given in accordance herewith shall be deemed to have been given only when delivered or transmitted during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business

Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
7.04    Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
7.05    No Waiver. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to its obligations under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
7.06    Entire Agreement. This Agreement (and the Exhibits and Schedules hereto), and the documents to be executed under this Agreement at the Closing constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to the subject matter of this Agreement and the documents to be executed under this Agreement at the Closing.
7.07    Assignments, Successors, and No Third-Party Rights. Except as permitted by Section 6.04(d), neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement, and no such assignment shall release the assigning Party from any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the respective successors and permitted assigns of the Parties. Except for (a) the Buyer Group and Seller Group, each of which are third-party beneficiaries of this Agreement for the purposes of the indemnification provisions of Article 5, and (b) the No-Recourse Parties, each of which are third-party beneficiaries of this Agreement for the purposes of Section 7.16 nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any member of Buyer Group or Seller Group. In connection with the foregoing, each of Seller and Buyer may elect to exercise or not exercise indemnification rights under Article 5 on behalf of the other indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other indemnified Person for any action or inaction under this Section. This Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.
7.08    Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
7.09    Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Unless expressly stated otherwise, the word “or” is not exclusive. References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Body, to any Person(s) succeeding to its functions and capacities. Any reference to any Legal Requirement shall be deemed also to refer to all rules, regulations and exemptions promulgated thereunder. The terms “Dollars” and “$” means U.S. dollars, the lawful currency of the U.S. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.
7.10    Governing Law. This Agreement and the relationship of the Parties with respect to the Contemplated Transactions shall be governed by the laws of the State of Texas without regard to conflicts of laws principles; provided that any matter relating to real property shall be governed by the laws of the State where such real property is located. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR

ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
7.11    Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
7.12    Confidentiality. Buyer and Seller shall keep confidential, and cause their respective Affiliates and instruct their respective Representatives to keep confidential, all terms and provisions of this Agreement and any confidential or evaluative information (whether written or oral) provided to a party (the “Receiving Party”) in connection with the evaluation of the Assets and negotiation of this Agreement, in each case, except (a) as required by Legal Requirements; (b) for disclosures by any Receiving Party to such Receiving Party’s Affiliates, partners, members, directors, officers, employees, agents, advisors (including, without limitation, legal, financial and accounting advisors), current and potential debt and equity financing sources, controlling Persons, consultants and other representatives, and representatives of any of the foregoing; provided that all such Persons shall be instructed by such Receiving Party, prior to disclosure, to keep such information confidential pursuant to the terms hereof; (c) for information that is (i) known by the Receiving Party prior to the date such information was provided by the non-Receiving Party, (ii) acquired independently from a Third Party that the Receiving Party or its Affiliates or Representatives do not know to be bound by any confidentiality arrangement with the non-Receiving Party, (iii) independently developed by or on behalf of the Receiving Party without the use of any such confidential or evaluative information or (iv) available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.12; and (d) to the extent that Buyer or Seller must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement.
7.13    Specific Performance. The Parties agree that it shall be inadequate or impossible, or both, to measure in money the damage to any other aggrieved Party, if such Party fails to comply with any of its obligations under this Agreement, that every such obligation is material, and that in the event of any such failure, the aggrieved Party may not have an adequate remedy at law or in damages. Therefore, each Party consents to the issuance of an injunction or the enforcement of other equitable remedies against such Party at the suit of an aggrieved Party without the posting of any bond or other security, to compel specific performance of all of the terms of this Agreement and to prevent the breach of any terms of this Agreement, and, to the fullest extent permitted by applicable Legal Requirements, waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in Damages.
7.14    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all of the Parties and expressly identified as an amendment, restatement, supplement or modification.
7.15    Rule Against Perpetuities. It is not the intent of the Parties that any provisions in this Agreement (including in Article 6) violate any law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Agreement shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the Parties. In the event, however, that any provision of this Agreement is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent the maximum period is permitted to be determined by reference to “lives in being,” the Parties agree that “lives in being” shall refer to the lifetime of the last to die of the living lineal descendants of George Herbert Walker Bush.
7.16    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named Seller and Buyer hereto (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of either Party(or any of the foregoing Persons’ successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of either Party (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Seller or Buyer (each, but excluding for the avoidance of doubt, the Recourse Parties, a “No-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Seller or Buyer against the No-Recourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any No-Recourse Party, as such, for any obligations of Seller or Buyer, as applicable, under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
7.17    Waiver of Consumer Rights. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS IT MIGHT OTHERWISE HAVE UNDER THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND UNDER ANY SIMILAR CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS OR ANY OTHER STATE TO THE EXTENT SUCH SIMILAR LAWS WOULD OTHERWISE APPLY. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

[Signature Page Follows]
IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Closing Date.

SELLER:
LILIS ENERGY, INC.
By: /s/ Joseph C. Daches
Joseph C. Daches
Interim Chief Executive Officer, President, Chief
Financial Officer and Treasurer

[Signature Page to Purchase and Sale Agreement]

BUYER:

WINKLER LEA WI, L.P.
BY: WINKLER LEA WI GP LLC, ITS GENERAL PARTNER
BY: VARDE PARTNERS, INC., ITS MANAGER

By: /s/ Todd Jelen
Name: Todd Jelen
     Title:     Senior Managing Director

[Signature Page to Purchase and Sale Agreement]